AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 1, 2006 (the “Agreement Date”), by and among (i) OccuLogix, Inc., a Delaware corporation (“Parent”), (ii) OccuLogix Mergeco, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), (iii) Solx, Inc., a Delaware corporation (the “Company”) and (iv) Doug P. Adams, John Sullivan and Peter M. Adams, acting, in each case, in his capacity as a member of the Stockholder Representative Committee referred to herein. Capitalized terms used herein without definition shall have the respective meanings set forth in Section 10.2.

WHEREAS, on March 26, 2006, Parent and the Company entered into a letter of intent outlining Parent’s expression of interest in exploring with the Company and its stockholders the basis for an acquisition by Parent of 100% of the Company (the “Letter of Intent”);

WHEREAS, as contemplated in the Letter of Intent, on April 4, 2006, Parent advanced to the Company a bridge loan in the principal amount of $2,000,000, which bridge loan is evidenced by a promissory note of the Company which provides, among other things, that Parent shall have the right to acquire 10% of the issued and outstanding capital stock of the Company on a fully diluted basis under certain conditions, including if the principal amount of such bridge loan shall remain outstanding and owing after October 2, 2006;

WHEREAS, the board of directors of Parent (the “Parent Board”) has approved and adopted the form of this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), following which the Company shall continue as the surviving corporation (the “Surviving Corporation”);

WHEREAS, the Parent Board has considered carefully the terms of this Agreement and has determined that the terms and conditions of the transactions contemplated hereby, including the Merger, are fair and advisable and in the best interests of Parent and the holders of the shares of Common Stock, par value $.001 per share, of Parent (“Parent Common Stock”);

WHEREAS, the board of directors of the Company (the “Company Board”) has approved and adopted the form of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has determined to submit the execution and delivery of this Agreement and the certificate of merger, substantially in the form attached hereto as Exhibit A (the “Merger Certificate”), and has authorized and approved the performance of the transactions contemplated hereby and thereby to the holders of the shares of Common Stock, par value $.001 per share, of the Company (the “Company Common Stock”) for their approval by majority written consent in accordance with Section 228 of the Delaware General Corporation Law (“Delaware Law”) and to the holder of the shares of Series A Preferred Stock, par value $.001 per share, of the Company (the “Series A Preferred Stock”) for its approval by unanimous written consent in accordance with the Amended and Restated Certificate of Incorporation of the Company dated June 14, 2004 (the “Company Certificate of Incorporation”), the Amended and Restated Stockholders Agreement, dated as of June 17, 2004, by and among the Company, Boston Scientific Corporation and the stockholders listed on Exhibit A thereto (the “Stockholders Agreement”), and Section 228 of Delaware Law; and

WHEREAS, the Company Board has considered carefully the terms of this Agreement and has determined that the terms and conditions of the transactions contemplated hereby, including the Merger, are fair, advisable and in the best interests of the Company and the Company Stockholders, and the Company Board recommends that the Company Stockholders vote for the approval of this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub, the Company and the members of the Stockholder Representative Committee hereby agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger. Subject to the other terms and conditions of this Agreement, including those set forth in Article 7 hereof, the Merger shall be consummated under the following circumstances:

(a)  Merger Certificate.

(i)  Within five (5) business days after the Agreement Date, the Company shall deliver to Parent the Merger Certificate, executed by authorized and appropriate officers of the Company. The Merger Certificate shall be retained by Parent and filed with the Delaware Secretary of State upon the closing of the Merger.

(ii)  The Company hereby appoints, and agrees to take all such other further action as is required to appoint, Elias Vamvakas, effective as of the Agreement Date, a Vice President and Assistant Secretary of the Company solely for the purpose of executing the Merger Certificate on the Company’s behalf and filing the Merger Certificate with the Delaware Secretary of State; provided, however, that such person shall resign as a Vice President and Assistant Secretary of the Company immediately following the filing of the Merger Certificate with the Delaware Secretary of State or the termination of this Agreement (and in the absence or delay of such resignation, upon such filing or termination, the Company may remove such person from such position); provided, further, that, in the event that, at any time after the Agreement Date, Parent elects to replace Elias Vamvakas with another employee or agent of Parent for this purpose and so notifies the Company, the Company agrees to promptly appoint such replacement a Vice President and Assistant Secretary of the Company for such purpose, effective upon the resignation of Elias Vamvakas.

(iii)  Upon the terms hereof and subject to the conditions set forth herein, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.1(b)), Merger Sub shall be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation.

(b)  Consummation of the Merger; Effective Time. Subject to the fulfillment or waiver of all of the conditions contained in Article 7, a closing (the “Closing”) will be held at the offices of Rackemann, Sawyer & Brewster, Professional Corporation, in Boston, Massachusetts (or such other place as the parties may agree). For greater certainty, the date on which the Closing is actually held is referred to herein as the “Closing Date.” On the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing the Merger Certificate with the Delaware Secretary of State. The term “Effective Time” means the date and time of the acceptance by the Delaware Secretary of State of the filing of the Merger Certificate with the Delaware Secretary of State (or such later time as may be agreed by each of the parties hereto and specified in the Merger Certificate in accordance with Delaware Law).

1.2  Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the Merger Certificate and as provided by the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, upon the consummation of the Merger, all the property (including Intellectual Property and licenses to Intellectual Property), rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of those corporations shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.3  Charter; Bylaws.

(a)  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) shall be the Certificate of Incorporation of Merger Sub, as amended by the Merger Certificate.

(b)  At the Effective Time, the bylaws of the Surviving Corporation shall be the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by Delaware Law, the Surviving Corporation Charter and such bylaws.

1.4  Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Charter and the bylaws of the Surviving Corporation, and until their respective successors are duly elected and qualified or until their earlier death, disability, resignation or removal. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or until their earlier death, disability, resignation or removal.

1.5  Closing Date Consideration; Committee Reimbursement Amount.

(a)  The consideration to be paid by Parent to the Participating Rights Holders at the Closing in connection with the Merger shall be the amount of the Closing Payment Amount allocated to each of the Participating Rights Holders pursuant to Section 2.1.

(b)  $100,000 of the cash portion of the Closing Payment Amount (together with any additional amounts deposited with the Stockholder Representative Committee pursuant to Section 1.6(b), the “Committee Reimbursement Amount”) shall not be paid to the Participating Rights Holders at the Closing but instead shall be deposited by Parent with the Stockholder Representative Committee, to be held by the Stockholder Representative Committee for the payment of expenses, charges and liabilities incurred by the Stockholder Representative Committee in performing its duties pursuant to this Agreement. The portion of the Committee Reimbursement Amount contributed on behalf of each Participating Rights Holder shall be proportionate to the amount of the Closing Payment Amount which such Participating Rights Holder otherwise would be entitled to receive but for the application of this Section 1.5(b). Any amount of the Committee Reimbursement Amount that has not been consumed by the Stockholder Representative Committee, in accordance with the terms of this Agreement prior to the later of (i) the end of the period during which Parent, the Surviving Corporation and their respective Affiliates, and each of their respective directors, officers, employees and representatives, may make claims for indemnification pursuant to Section 9.2 and (ii) the date on which all such indemnification claims, if any, have been discharged in full, shall be distributed by the Stockholder Representative Committee to the Participating Rights Holders pro rata, based on their respective rights to participate in the Closing Payment Amount. The Committee Reimbursement Amount shall be subject to increase from time to time, as provided in Section 2.5.

(c) $180,000 of the cash portion of the Closing Payment Amount shall not be paid to Participating Rights Holders at Closing but instead shall be paid to the employees of the Company in the amounts set forth on Schedule 1.5(c).

1.6  Form of Consideration Payable by Parent.

(a)  Parent Common Stock. Subject to the provisions of Sections 1.5(b) and 1.6(b), the Closing Payment Amount will be satisfied by (i) the payment to the Participating Rights Holders, in cash, of $7,000,000 and (ii) the issuance to the Participating Rights Holders of an aggregate of 8,400,000 shares of Parent Common Stock, with any fraction of a share of Parent Common Stock being treated as provided in Section 1.6(b) below; provided that such number of shares of Parent Common Stock shall not exceed, on an undiluted basis, 19.9% of the shares of Parent Common Stock that are issued and outstanding immediately prior to the Closing. To the extent that 8,400,000 shares of Parent Common Stock would exceed the aforementioned limit, then Parent shall issue to the Participating Rights Holders that number of shares of Parent Common Stock as shall equal, on an undiluted basis, 19.9% of the issued and outstanding shares of Parent Common Stock and shall pay to the Participating Rights Holders, in cash, the amount equal to the Reference Market Value on the Closing Date multiplied by the difference between (x) 8,400,000 and (y) that number of shares of Parent Common Stock as shall equal, on an undiluted basis, 19.9% of the issued and outstanding shares of Parent Common Stock.

(b)  No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued. However, instead, an amount in cash equal to the value of all such fractional shares, based on the Reference Market Value on the Closing Date, shall be deposited by Parent with the Stockholder Representative Committee as additional Committee Reimbursement Amount.

(c)  Securities Act and Stock Exchange Legends. Any certificate issued to any Participating Rights Holders representing shares of Parent Common Stock shall be imprinted with the following legends (or the substantial equivalents thereof):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN PURSUANT TO REGISTRATION UNDER SAID ACT OR IN CONFORMITY WITH THE LIMITATIONS OF RULE 144 OR OTHER SIMILAR RULE OR EXEMPTION AS THEN IN EFFECT, WITHOUT FIRST OBTAINING (I) IF REASONABLY REQUIRED BY THE COMPANY, A WRITTEN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, WHICH MAY BE COUNSEL TO THE COMPANY, TO THE EFFECT THAT THE CONTEMPLATED SALE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF SAID ACT, OR (II) A ‘NO-ACTION’ OR INTERPRETIVE LETTER FROM THE STAFF OF THE U.S. SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH STAFF WILL TAKE NO ACTION IN RESPECT OF THE CONTEMPLATED SALE OR OTHER DISPOSITION.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (THE “TSX”) BUT CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE. CONSEQUENTLY, DELIVERY OF ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TSX.”

Parent shall cause such legend to be removed in connection with any resale of such shares of Parent Common Stock that is made in compliance with, or pursuant to a valid exemption from, the registration provisions of the Securities Act.

(d)  Contractual Restriction Legend. Any certificate issued to any Participating Rights Holders representing shares of Parent Common Stock shall be imprinted with the following legend (or the substantial equivalent thereof):

“50% OF THESE SECURITIES ARE SUBJECT TO A LOCK-UP AGREEMENT WHICH WILL TERMINATE ON ■ AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL SUCH DATE, AND 50% OF THESE SECURITIES ARE SUBJECT TO A LOCK-UP AGREEMENT WHICH WILL TERMINATE ON ■ AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL SUCH DATE. AS OF ■, THIS LEGEND WILL BE OF NO FORCE OR EFFECT.”

1.7  Holdback Amount Payment.

(a)  Subject to Section 1.7(d), on the first anniversary of the Closing Date, Parent shall pay $3,000,000 from the Holdback Amount in cash to the Participating Rights Holders, allocated to each of them pursuant to Section 2.1.

(b)  Subject to Section 1.7(d), on the second anniversary of the Closing Date, Parent shall pay $5,000,000 from the Holdback Amount in cash to the Participating Rights Holders, allocated to each of them pursuant to Section 2.1.

(c)  Subject to Section 1.7(d), no later than ten (10) calendar days after Parent and the Surviving Corporation reasonably believe that the FDA Milestone has been achieved, Parent shall pay $5,000,000 from the Holdback Amount (the “FDA Milestone Payment”) in cash to the Participating Rights Holders, allocated to each of them pursuant to Section 2.1. For greater certainty, such portion of the Holdback Amount shall not be payable until and unless the FDA Milestone is achieved. If the FDA Milestone Payment is not made, the Holdback Amount shall be reduced by $5,000,000.

(d)  A portion of the Holdback Amount otherwise payable to the Participating Rights Holders pursuant to Sections 1.7(a), 1.7(b) or 1.7(c) (the “Indemnity Holdback Amount”) shall not be paid to such Participating Rights Holders if there is outstanding any indemnification claim or claims pursuant to Sections 9.2 or 9.3. The Indemnity Holdback Amount shall not exceed the lesser of (i) the aggregate amount of all such indemnification claims then outstanding and (ii) the difference between the Maximum Indemnification Amount and the aggregate amount of all indemnification claims pursuant to Sections 9.2 or 9.3, if any, that were paid or satisfied by, or on behalf of, any of the Company Stockholders or the other Participating Rights Holders.

1.8  Security for Holdback Amount Payment. To evidence the indebtedness of Parent to the Participating Rights Holders in the aggregate amount of the Holdback Amount, Parent shall deliver, at the Closing, to the member of the Stockholder Representative Committee designated as the single member thereof upon whose instruction Parent and the Surviving Corporation are entitled to rely pursuant to Section 2.5, a duly executed, non-interest-bearing promissory note of Parent, in favor of the Stockholder Representative Committee on behalf of the Participating Rights Holders, in the principal amount of the Holdback Amount and in form and substance satisfactory to the Company, acting reasonably (the “Promissory Note”). As security for its obligations under the Promissory Note from time to time, immediately following the Closing, Parent shall cause the Surviving Corporation to provide, in favor of the Stockholder Representative Committee on behalf of the Participating Rights Holders, a guaranty of the performance of Parent’s obligations under the Promissory Note from time to time, which guaranty shall be secured by an assignment by the Company of its Intellectual Property. Such guaranty and assignment shall be in form and substance satisfactory to the Stockholder Representative Committee, acting reasonably, and together with the Promissory Note, collectively, are referred to herein as the “Security Agreements”.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES; PAYMENTS

2.1  Conversion of Securities.

(a)  Common Stock. Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time and held by Participating Rights Holders will be converted at the Effective Time into the right to receive from Parent (i) in accordance with Section 1.6, the Per Share Common Cash Closing Payment and the Per Share Common Stock Closing Payment and (ii) in accordance with Section 1.7, the Per Share Common Holdback Amount. Notwithstanding the foregoing, (x) in lieu of the Per Share Common Stock Closing Payment contemplated in clause (i) of the immediately preceding sentence, each share of Company Common Stock held by Beth Hake McHallam (“McHallam”), immediately prior to the Effective Time will be converted at the Effective Time into the right to receive from Parent, in addition to the Per Share Common Cash Closing Payment and the Per Share Common Holdback Amount, an amount in cash equal to the Per Share Common Stock Closing Payment multiplied by the Reference Market Value (the aggregate amount of additional cash payable to McHallam with respect to all her shares of Company Common Stock as a result of the foregoing provision being hereinafter referred to as the “McHallam Additional Cash” and the aggregate number of shares of Parent Common Stock that would have been payable to McHallam but for the foregoing provision being hereinafter referred to as the “Reallocated Shares”) and (y) the cash portion of the Merger Consideration otherwise payable to Doug Adams pursuant to clause (i) of the immediately preceding sentence shall be decreased by the McHallam Additional Cash and the Parent Common Stock portion of such Merger Consideration shall be increased by the Reallocated Shares. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Common Closing Payment upon the surrender of such certificate in accordance with Section 2.2 and this Section 2.1. Notwithstanding the foregoing, in accordance with Section 1.5(b), $100,000 of the cash portion of the Closing Payment Amount shall be deposited by Parent with the Stockholder Representative Committee as Committee Reimbursement Amount.

(b)  Preferred Stock. Each share of the Series A Preferred Stock issued and outstanding immediately prior to the Effective Time and held by Participating Rights Holders will be converted at the Effective Time into the right to receive (i) in accordance with Section 1.6, the Per Share Preferred Cash Closing Payment and the Per Share Preferred Stock Closing Payment associated with such series of Company Preferred Stock and (2) the Per Share Common Cash Closing Payment and the Per Share Common Stock Closing Payment that would otherwise be payable with respect to the number of shares of Company Common Stock into which such share of the Series A Preferred Stock is convertible immediately prior to the Effective Time and (ii) in accordance with Section 1.7, an amount equal to the Per Share Common Holdback Amount that would otherwise be payable with respect to the number of shares of Company Common Stock into which such share of the Series A Preferred Stock is convertible immediately prior to the Effective Time; provided, however, that in no event shall any amount be paid pursuant to this Section 2.1(b) with respect to any share of the Series A Preferred Stock in excess of the maximum amount that is distributable with respect to such share upon a liquidation of the Company, or any other event deemed to be a liquidation of the Company, pursuant to the Company Certificate of Incorporation as in effect immediately prior to the Effective Time. All shares of the Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of the Series A Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Preferred Closing Payment, the Per Share Common Closing Payment and the Per Share Common Holdback Amount. Notwithstanding the foregoing, in accordance with Section 1.5(b), $100,000 of the cash portion of the Closing Payment Amount shall be deposited by Parent with the Stockholder Representative Committee as Committee Reimbursement Amount.

(c)  Disposition of Options. All options to purchase Company Common Stock issued under the Company’s Non-Qualified Stock Option Plan (the “Company Option Plan”) or otherwise listed in Section 3.2(c) of the Company Disclosure Schedule, whether or not exercisable, whether or not vested, and whether or not performance-based, which are outstanding at the Effective Time (each a “Company Option”), shall not be assumed by the Surviving Corporation or Parent but shall instead be converted at the Effective Time into the right to receive, in accordance with Sections 1.6 and 1.7, payment of an amount equal to the excess, if any, of the aggregate Per Share Common Closing Payment and the aggregate Per Share Common Holdback Amount that would be payable with respect to all shares of Company Common Stock that would be issuable upon exercise of such Company Option (the “Option Shares”) over the aggregate exercise price otherwise payable by the holder to acquire such Option Shares. Notwithstanding the foregoing, in accordance with Section 1.5(b), $100,000 of the cash portion of the Closing Payment Amount shall be deposited by Parent with the Stockholder Representative Committee as Committee Reimbursement Amount.

(d)  Treasury Stock. Each share of Company Common Stock or Company Preferred Stock held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

(e)  Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued fully paid and non-assessable share of common stock of the Surviving Corporation.

(f)  Fractional Shares. No holder of Company Common Stock, the Series A Preferred Stock, Company Options or Company Warrants, after aggregation of all Parent Common Stock issuable to such holder at the Effective Time, shall be entitled to a fractional share of Parent Common Stock, but instead, any such fractional shares shall be treated as set forth in Section 1.6(b).

2.2  Exchange of Certificates and Instruments for Closing Payment Amount.

(a)  Exchange Procedures.

(i)  Within a reasonable period of time prior to the Closing, Parent will deliver to the Company forms of the transmittal materials which Parent or its transfer agent will reasonably require from Participating Rights Holders, which transmittal materials may include any certifications Parent may request with respect to compliance with any withholding obligations of Parent or the Surviving Corporation under the Code. The Company will distribute such transmittal materials to Participating Rights Holders. As promptly as practicable following the Effective Time, Parent will deliver to each Participating Rights Holder who has completed such transmittal materials and returned them to Parent at or prior to the Closing, together with the certificate or certificates representing outstanding shares of Company Common Stock or the Series A Preferred Stock (the “Certificates”) or certificates or instruments representing outstanding Company Options or Company Warrants (“Derivative Instruments”), (x) a certificate representing shares of Parent Common Stock issued in respect of such Certificates or Derivative Instruments and (y) a check (or, at Parent’s election, a wire transfer to the extent that the aggregate amount owed to any such holder at the Closing is in excess of $500,000) representing the cash portion of the Closing Payment Amount to which such Participating Rights Holder is entitled; provided that such payment made by Parent by check may be made by delivering such checks on the Closing Date to the Stockholder Representative Committee, which, in turn, shall distribute such checks to the appropriate Participating Rights Holders. The delivery of such certificates and such checks (or wire transfers, as applicable) by Parent to the Stockholder Representative Committee shall be deemed, for all purposes, to have satisfied in full Parent’s Closing Payment Amount obligation to such Participating Rights Holders, and Parent shall have no further obligation for such payments. Parent shall not be required to pay any amount of the Closing Payment Amount to any Participating Rights Holder until receipt from such Participating Rights Holder of properly completed and executed transmittal materials in the form delivered by Parent. Parent shall be entitled to rely solely and entirely on the information contained in the Capitalization Certificate and any transmittal materials delivered hereunder for purposes of satisfying Parent’s obligation to deliver the Closing Payment Amount hereunder.

(ii)  On a Holdback Payment Date, Parent shall deliver to the member of the Stockholder Representative Committee, designated as the single member thereof upon whose instruction Parent and the Surviving Corporation are entitled to rely pursuant to Section 2.5, the portion of the Holdback Amount payable on such Holdback Payment Date pursuant to Section 1.7. Parent shall make such payment in the form of checks, made payable to each of the Participating Rights Holders, representing that portion of the Holdback Amount to which such Participating Rights Holder is entitled on such Holdback Payment Date. The Stockholder Representative Committee, in turn, shall distribute such checks to the appropriate Participating Rights Holders. For greater certainty, the aggregate amount represented by such checks shall not exceed the total amount of the Holdback Amount payable by Parent to Participating Rights Holders on such Holdback Payment Date. The delivery of checks by Parent to the Stockholder Representative Committee pursuant to this Section 2.2(a)(ii) shall be deemed, upon receipt and acceptance thereof by the member of the Stockholder Representative Committee designated as the single member thereof upon whose instruction Parent and the Surviving Corporation are entitled to rely pursuant to Section 2.5, for all purposes, to have satisfied, in full, Parent’s obligation to pay the Holdback Amount to the Participating Rights Holders in accordance with Sections 1.7(a) or 1.7(b), as applicable, and Parent shall have no further obligations for such payments. For purposes of satisfying Parent’s obligation to pay the Holdback Amount pursuant to Sections 1.7(a) or 1.7(b), as applicable, Parent shall be entitled to rely solely and entirely on the information contained in the Capitalization Certificate.

(iii)  As promptly as practicable after the Effective Time, Parent or its transfer agent will send to each Participating Rights Holder who does not submit completed transmittal materials to Parent at or before the Closing, as permitted by Section 2.2(a)(i) above, transmittal materials for use in exchanging his, her or its Certificates or Derivative Instruments for the applicable portion of the Closing Payment Amount and the Holdback Amount payable, if any, into which such shares of Company Common Stock or the Series A Preferred Stock (other than any Dissenting Shares), Company Options or Company Warrants have been converted. Until surrendered as contemplated by this Section 2.2, each Certificate or Derivative Instrument shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the applicable amounts of Merger Consideration payable pursuant to Section 2.1. Upon receipt of the completed transmittal materials and the applicable Certificates and Derivative Instruments, Parent will issue to the Participating Rights Holder a certificate representing shares of Parent Common Stock and deliver to the Participating Rights Holder a check (or, at Parent’s election, a wire transfer, to the extent that the aggregate amount owed to such Participating Rights Holder as of the Closing is in excess of $500,000) representing (i) the cash portion of the Closing Payment Amount to which such Participating Rights Holder is entitled and (ii) if and when payable, that portion of the Holdback Amount to which such Participating Rights Holder is entitled.

(b)  No Further Rights in Certificates or Derivative Instruments. After the Effective Time, holders of Company Common Stock, the Series A Preferred Stock, Company Options or Company Warrants outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders or rights holders of the Company or the Surviving Corporation, other than (i) in the case of holders of shares of Company Common Stock and the Series A Preferred Stock (other than Dissenting Shares) and holders of Company Options and Company Warrants, the rights to receive the applicable portions of the Merger Consideration to be issued at the Closing, (ii) in the case of holders of Dissenting Shares, the rights afforded under Section 262 of Delaware Law, and (iii) rights under this Agreement and the Security Agreements.

(c)  No Liability. None of Parent, the Surviving Corporation or the Company shall be liable to any holder of Company Common Stock, the Series A Preferred Stock, Company Options or Company Warrants for any portion of the Merger Consideration delivered to an appropriate public official pursuant to any abandoned property, escheat or similar law.

(d)  Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, the Series A Preferred Stock, Company Options or Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, regardless of the form of consideration that Parent issues in accordance with Section 1.6. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

2.3  Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the stock of the Company, including Company Common Stock and the Series A Preferred Stock, thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of stock of the Company outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by any applicable laws.

2.4  Dissenting Shares.

(a)  Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into, or represent, the right to receive any portion of the amounts to be paid pursuant to Section 2.1, but the holders thereof shall only be entitled to such rights as are granted by Delaware Law (or California Law, if applicable). All Dissenting Shares held by Company Stockholders who shall have failed to perfect, or who effectively shall have withdrawn or lost, their dissenters’ rights shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the later of the Effective Time or the occurrence of such event, the right to receive an appropriate portion of the Merger Consideration to be paid pursuant to Section 2.1, without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the Certificates that formerly evidenced such shares.

(b)  The Company shall give Parent (i) prompt notice of any demands for fair value of shares of Company Common Stock or the Series A Preferred Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Delaware Law (or California Law, if applicable), if any, and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to all such demands for fair value under Delaware Law (or California Law, if applicable). The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for the fair value of shares of Company Common Stock or the Series A Preferred Stock or settle or offer to settle any such demands, other than by operation of law or pursuant to a final order of a court of competent jurisdiction.

2.5  Stockholder Representative Committee.

(a)  Appointment of Stockholder Representative Committee. Each of Doug P. Adams, John Sullivan and Peter M. Adams is hereby appointed, effective from and after the Effective Time, to act as the Stockholder Representative Committee under this Agreement in accordance with the terms of this Section 2.5. The members of the Stockholder Representative Committee shall be required to designate (and notify Parent of such designation) a single member of the Stockholder Representative Committee upon whose instruction Parent and the Surviving Corporation shall be entitled to rely, without any investigation or inquiry, as having been taken or not taken upon the authority of the Stockholder Representative Committee. In the event that one (1) or two (2) members of the Stockholder Representative Committee cease to be members as a result of death, resignation, incapacity or removal, then the remaining member(s) of the Stockholder Representative Committee shall appoint the successor member(s) as soon as practicable. In the event that there are no members of the Stockholder Representative Committee at any time from and after the Effective Time as a result of death, resignation, incapacity or removal, then those individuals holding the positions of President, Secretary and Treasurer of the Company immediately prior to the Effective Time shall be automatically deemed to be appointed as successor members of the Stockholder Representative Committee and Parent shall be entitled to rely, without any investigation or inquiry, on the instruction of such individuals.

(b)  Authority After the Effective Time. From and after the Effective Time, the Stockholder Representative Committee shall be authorized, on behalf of the Company Stockholders, to:

(i)  take all actions required by, and exercise all rights granted to, the Stockholder Representative Committee in this Agreement or the Security Agreements;

(ii)  receive all notices or other documents given or to be given to the Stockholder Representative Committee by Parent pursuant to this Agreement or the Security Agreements;

(iii)  negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding or dispute arising under this Agreement or the Security Agreements;

(iv)  execute and deliver all agreements, certificates and documents required or deemed appropriate by the Stockholder Representative Committee in connection with any of the transactions contemplated by this Agreement (including executing and delivering the Security Agreements);

(v)  engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated by any of this Agreement or the Security Agreements;

(vi)  apply the Committee Reimbursement Amount to the payment of, or to the reimbursement of the Stockholder Representative Committee for, the expenses, charges and liabilities which the Stockholder Representative Committee may incur pursuant to this Section 2.5;

(vii)  take such other action as the Stockholder Representative Committee may deem appropriate, including:

(A) agreeing to any modification or amendment of any of this Agreement or the Security Agreements and executing and delivering an agreement of such modification or amendment;

(B) taking any actions required or permitted under any of the Security Agreements; and

(C) all such other matters as the Stockholder Representative Committee may deem necessary or appropriate to carry out the intents and purposes of any of this Agreement or the Security Agreements.

(c)  Reimbursement of Expenses. The members of the Stockholder Representative Committee shall be entitled to receive reimbursement out of the Committee Reimbursement Amount for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Stockholder Representative Committee in the performance or discharge of its obligations, or the exercise of its rights, under this Agreement (the “SRC Expenses”). The Committee Reimbursement Amount shall be used only for the payment of the SRC Expenses.

(d)  Release from Liability; Indemnification; Authority of Stockholder Representative Committee. Each Participating Rights Holder hereby releases the Stockholder Representative Committee, and each of its members, from, and each Participating Rights Holder agrees to indemnify the Stockholder Representative Committee and each of its members, against, liability for any action taken or not taken by him, her or it in his, her or its capacity as such agent, except for the liability of the Stockholder Representative Committee, or any member thereof, to a Participating Rights Holder for loss which such holder may suffer from the willful misconduct or gross negligence of the Stockholder Representative Committee or such member in carrying out his, her or its duties hereunder. By virtue of the adoption of this Agreement and the approval of the Merger by the stockholders of the Company, each Participating Rights Holder (regardless of whether or not such Participating Rights Holder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) appoints, as of the date of this Agreement, the Stockholder Representative Committee as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to give and receive notices on his, her or its behalf and to be his, her or its exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which Parent or the Surviving Corporation may be entitled to indemnification under Article 9 hereof, and, by virtue of its approval of this Agreement, the Stockholder Representative Committee agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. All actions, decisions and instructions of the Stockholder Representative Committee shall be conclusive and binding upon all of the Participating Rights Holders.

(e)  Reduction of Holdback Amount Payments to Replenish Committee Reimbursement Amount. Upon written notice delivered to Parent no less than 20 business days prior to the making of any payment of the Holdback Amount pursuant to Section 1.7, the Stockholder Representative Committee shall be entitled to cause Parent to deduct an amount from the amount of the Holdback Amount then to be paid to the Participating Rights Holders, sufficient to (i) replenish the Committee Reimbursement Amount to a maximum of $100,000 or (ii) pay the SRC Expenses previously incurred by the Stockholder Representative Committee and not previously discharged out of the Committee Reimbursement Amount, and to deposit such amount with the Stockholder Representative Committee. For greater certainty, the Committee Reimbursement Amount may not exceed $100,000 at any given time. Any deductions pursuant to this Section 2.5(e) shall be borne by the Participating Rights Holders pro rata, based on the portion of the Closing Payment Amount paid to each of them. In connection with any such deductions by Parent pursuant to this Section 2.5(e), the Stockholder Representative Committee hereby releases Parent from, and agrees to indemnify Parent against, liability for any action taken by Parent at the direction of the Stockholder Representative Committee in accordance with this Section 2.5(e).

(f)  Release from Liability; Indemnification. By virtue of the adoption of this Agreement and the approval of the Merger by the stockholders of the Company, each Participating Rights Holder hereby (i) releases Parent, the Surviving Corporation and their respective Affiliates, and each of their respective directors, officers, employees and representatives, from and against any and all liability for any action taken or not taken by it, him or her at the direction of the Stockholder Representative Committee and (ii) agrees to hold Parent, the Surviving Corporation and their respective Affiliates, and each of their respective directors, officers, employees and representatives, harmless from and against any claims made by any other Participating Rights Holders with respect to any action taken or not taken by it, him or her at the direction of the Stockholder Representative Committee.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent as follows as of each of (i) the Agreement Date and (ii) the Closing Date, except as specifically contemplated by this Agreement or as set forth on the Company Disclosure Schedule. Notwithstanding any other provision of this Agreement or the Company Disclosure Schedule, each exception set forth in the Company Disclosure Schedule will be deemed to qualify only each representation and warranty set forth in this Agreement (x) that is specifically identified (by cross-reference or otherwise) in the Company Disclosure Schedule as being qualified by such exception or (y) with respect to which the relevance of such exception is readily apparent on the face of the disclosure of such exception set forth in the Company Disclosure Schedule.

3.1  Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. The Company has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, to perform its obligations under, and to carry out the provisions of, this Agreement and to carry on its business as currently conducted and as currently proposed to be conducted.

3.2  Capitalization and Voting Rights.

(a)  The authorized capital of the Company consists of (except as otherwise disclosed in the Company Disclosure Schedule):

(i)  1,000,000 shares of Company Preferred Stock, all of which shares have been designated Series A Preferred Stock. The respective rights, restrictions, privileges and preferences of the Company Preferred Stock are as stated in the form of the Company Certificate of Incorporation; and

(ii)  4,000,000 shares of Company Common Stock.

(b)  The number of shares of each series of Company Preferred Stock and of Company Common Stock issued and outstanding is set forth on Section 3.2(b) of the Company Disclosure Schedule.

(c)  Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, there are not outstanding any options, warrants, instruments, rights (including conversion or pre-emptive rights and rights of first refusal), proxy or stockholder agreements, or other agreements or instruments of any kind, including convertible debt instruments, for the purchase or acquisition from the Company of any Securities. Except for the Stockholders Agreement and the bylaws of the Company, the Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding between any other persons that affects or relates to the voting or giving of written consents with respect to any Security or by a director of the Company.

(d)  All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(e)  Except as set forth in Section 3.2(e) of the Company Disclosure Schedule, each share of the Series A Preferred Stock is presently convertible into Company Common Stock on a one-for-one basis, and the consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to the outstanding shares of the Series A Preferred Stock.

(f)  Section 3.2(f) of the Company Disclosure Schedule sets forth the name and address of each Securityholder and the Securities beneficially owned by each Securityholder, and, in the case of options, warrants, instruments and other rights to acquire capital stock of the Company, (i) the per-share exercise price payable therefor, (ii) the number of shares of the Company’s capital stock as to which each option, warrant, instrument or other right is vested or exercisable as of the Agreement Date, (iii) whether the holder of such option, warrant, instrument or other right is an employee of the Company, (iv) whether the vesting of such option, warrant, instrument or other right shall be accelerated by a change of control of the Company, including as a result of the Merger and (v) whether or not any such options, warrants, instruments or other rights are intended to be “incentive stock options” as such term is defined in the Code.

3.3  Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture or similar arrangement.

3.4  Authorization; Binding Obligations; Governmental Consents.

(a)  Except for the Initial Stockholder Approval, all corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of the Company hereunder, have been taken prior to the Agreement Date. This Agreement is a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b)  No consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority on the part of the Company is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of merger documents with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country in connection with the issuance of Parent Common Stock in the Merger, (iii) such filings as may be required under the HSR Act or any applicable state or foreign anti-takeover and similar laws and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on the Company and would not prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

3.5  Financial Statements.

(a)  The Company has made available to Parent, and included in the Company Disclosure Schedule are, the Financial Statements. The Financial Statements are complete and correct in all material respects and, except as set forth on Section 3.5(a) of the Company Disclosure Schedule, have been prepared in accordance with GAAP. The Financial Statements accurately set out and describe the financial condition of the Company on a consolidated basis as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which are neither individually nor in the aggregate material. Except as set forth on Section 3.5(a) of the Company Disclosure Schedule, the Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

(b)  Except for Indebtedness reflected in the Financial Statements, the Company has no Indebtedness in excess of $100,000 in the aggregate outstanding at the date hereof. Except as set forth in Section 3.5(b) of the Company Disclosure Schedule, the Company is not in default with respect to any outstanding Indebtedness or any instrument relating thereto, nor is there any event which, with the passage of time or giving of notice, or both, would (i) result in a default under or termination of any such instrument, (ii) cause the Indebtedness under such instrument to become due and payable prior to its stated maturity or (iii) give rise to any other remedies by a counterparty to any such instrument, and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any Securities by the Company or the operation of the business of the Company. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Company have been furnished to Parent.

(c)  The current liabilities (as such term is understood under GAAP) of the Company as of June 30, 2006 do not exceed $4,030,400.

3.6  Liabilities. Except as set forth in Section 3.6 of the Company Disclosure Schedule, the Company has no material liabilities not disclosed in the Financial Statements, and, to the best of its knowledge, the Company knows of no material contingent liabilities not disclosed in the Financial Statements, except current liabilities incurred in the ordinary course of business consistent with past practice subsequent to the Financial Statements.

3.7  Litigation. Except as set forth on Section 3.7 of the Company Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company or any of its officers or directors, nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, the use by any of the Company’s employees in connection with the Company’s business of any information or techniques allegedly proprietary to any of his or her former employers or the obligations of any of the Company’s employees under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

3.8  Intellectual Property.

(a)  Section 3.8(a) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Intellectual Property owned, licensed or used by the Company, all applications therefor and all licenses, assignments and other agreements relating thereto to which the Company is a party and (ii) all written agreements relating to technology, know-how and processes which the Company has licensed or authorized for use by others.

(b)  The operation of the business of the Company as currently conducted, or as currently contemplated by the Company to be conducted, does not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no action or claim is pending or, to the knowledge of the Company, threatened, alleging that the operation of such business interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party, and, to the knowledge of the Company, there is no basis therefor.

(c)  The Company is the sole owner of the entire right, title and interest in and to, or has a valid license or other legal right under, Company Owned Intellectual Property and the Company Licensed Intellectual Property used in the operation of its business as currently conducted or as currently proposed by the Company to be conducted, subject to the terms of the license agreements governing the Company Licensed Intellectual Property.

(d)  There are no outstanding options, licenses or agreements of any kind relating to the Company’s Intellectual Property, nor is the Company bound by, or a party to, any options, licenses or agreements of any kind with respect to Intellectual Property other than Company Licensed Intellectual Property.

(e)  The Company has no present knowledge from which it could reasonably conclude that the Company Owned Intellectual Property and any Intellectual Property licensed to the Company under the Company Licensed Intellectual Property, are invalid or unenforceable, and the same have not been adjudged invalid or unenforceable, in whole or in part. The Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the Intellectual Property used in, and necessary for, the operation of the business of the Company as currently conducted or as currently proposed by the Company to be conducted. The Company has complied with all of its obligations of confidentiality in respect of the claimed trade secrets or proprietary information of others and knows of no violation of such obligations of confidentiality as are owed to it.

(f)  Except as set forth in Section 3.8(f) of the Company Disclosure Schedule, no claims or actions have been asserted, are pending or, to the knowledge of the Company, threatened against the Company (i) based upon or challenging or seeking to deny or restrict the ownership by the Company, or license rights of the Company, of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (ii) alleging that any services provided by, processes used by or products manufactured or sold by the Company infringe or misappropriate any Intellectual Property right of any third party or (iii) alleging that the Company Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement, and, to the knowledge of the Company, there is no basis for such a claim.

(g)  As of the Agreement Date, to the knowledge of the Company, no person is engaging in any activity that infringes or misappropriates the Company Owned Intellectual Property or Company Licensed Intellectual Property. Except as set forth in Section 3.8(g) of the Company Disclosure Schedule, the Company has not granted any license or other right to any third party with respect to the Company Owned Intellectual Property or Company Licensed Intellectual Property. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated by this Agreement, will not breach, violate or conflict with any instrument or agreement concerning the Company Owned Intellectual Property, will not cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of any of the Company Owned Intellectual Property or materially impair the right of Parent to license, or to bring any action for the infringement of, any material Company Owned Intellectual Property.

(h)  The Company has delivered or made available to Parent correct and complete copies of all the licenses of the Company Licensed Intellectual Property, other than licenses of commercial off-the-shelf computer software. With respect to each such license:

(i)  such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;

(i)  such license will not cease to be valid and binding and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a material breach or default under such license or otherwise so as to give the licensor or any other person a right to terminate such license;

(ii)  except as set forth in Section 3.8(h)(iii) of the Company Disclosure Schedule, the Company has not (A) received any notice of termination or cancellation under such license, (B) received any notice of breach or default under such license, which breach has not been cured or (C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a material breach of such license; and

(iii)  neither the Company nor, to the knowledge of the Company, any other party to such license is in material breach or default thereof, and, to the knowledge of the Company, no event has occurred that, with notice or lapse of time, or both, would constitute such a material breach or default or permit termination, modification or acceleration under such license.

(iv)  Except as set forth in Section 3.8(i) of the Company Disclosure Schedule, the Company has no knowledge that any of its respective employees, officers, directors, agents or consultants is (i) subject to confidentiality restrictions in favor of any third person, the breach of which could subject the Company to any liability or (ii) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company, or that would conflict with the Company’s business as currently conducted or currently proposed to be conducted. Each employee and officer of, and consultant to, the Company has executed a proprietary information and inventions (or similar) agreement containing substantially the same material terms as those set forth in the form of agreement attached as Exhibit B hereto. No current or former employee or officer of, or consultant to, the Company has excluded works or inventions made prior to his or her employment or relationship with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

(j)  The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential Intellectual Property. To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Company Owned Intellectual Property by any person, (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent and (iii) no employee, independent contractor or agent of the Company is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Company Owned Intellectual Property.

(k)  None of the execution or delivery of this Agreement, the carrying on of the Company’s business by the employees of, and consultants to, the Company or the conduct of the Company’s business, as currently conducted or as currently proposed to be conducted, will, to the knowledge of the Company, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. Except to the extent already validly assigned to the Company, the Company does not believe that it is, or will be, necessary to utilize any inventions or proprietary information of any of its respective employees (or people it currently intends to hire) made prior to their employment by the Company.

3.9  Compliance with Other Instruments. Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company is not in violation or default of any provision of the Company Certificate of Incorporation or bylaws, or of any mortgage, indenture, contract, agreement, instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound that could reasonably be expected to result in a Material Adverse Effect or, to the Company’s knowledge, of any provision of any federal or state statute, rule or regulation applicable to the Company that could reasonably be expected to result in a Material Adverse Effect. The execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, or both, either a default under any such provision, instrument, judgment, order, writ, decree or material contract or result in the creation of any mortgage, pledge, lien, charge or encumbrance upon any of the properties or assets of the Company or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to the business, operations or any of the assets or properties of the Company.

3.10  Agreements; Actions.

(a)  Except as set forth in Section 3.10(a) of the Company Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Affiliates or any Affiliate thereof.

(b)  Section 3.10(b) of the Company Disclosure Schedule sets forth all agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000 or that may not be extinguished on thirty (30) days notice or less, (ii) the license, assignment or transfer of any patent, copyright, trade secret or other proprietary right to or from the Company (other than licenses to the Company arising from the purchase of off-the-shelf or other standard products), (iii) the manufacture, marketing, sale or distribution of any products of the Company, in any jurisdiction, or any restrictions on the Company’s exclusive rights to develop, manufacture, assemble, distribute, market and sell its products, (iv) indemnification by the Company with respect to infringements of proprietary rights (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business), (v) any supply agreements or (vi) other agreements that are otherwise material to the business of the Company.

(c)  The Company has delivered, or has caused to be delivered, to Parent correct and complete copies of each contract, agreement or other arrangement listed in Section 3.10 of the Company Disclosure Schedule, as such contracts, agreements and arrangements are amended to date. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, each such contract, agreement or other arrangement is a valid, binding and enforceable obligation of the Company, and, to the knowledge of the Company, of the other party or parties thereto, and is in full force and effect. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, the other party or parties thereto is in breach or non-compliance, or, to the knowledge of the Company, is considered to be in breach or non-compliance by the other party thereto, of any term of any such contract, agreement or other arrangement. Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, the Company has not received notice of any default or threat thereof with respect to any such contract, agreement or other arrangement, and the Company does not have any reasonable basis for suspecting that any such default exists or will arise. Subject to obtaining any necessary consents by the other party or parties to any such contract, agreement or other arrangement (as further set forth in Section 3.10(c) of the Company Disclosure Schedule), no contract, agreement or other arrangement listed in Section 3.10 of the Company Disclosure Schedule includes or incorporates any provision, the effect of which would be to enlarge or accelerate any obligations of the Company or give additional rights to any other party thereto or will, in any other way, be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

(d)  Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, the Company has not (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any Indebtedness for money borrowed or any other liabilities individually in excess of $50,000 or, in the case of Indebtedness or liabilities individually less than $50,000, in excess of $250,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business.

(e)  For the purposes of Section 3.10(b), all liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person (or persons the Company has reason to believe are affiliated with one another) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of the provisions of Section 3.10(b).

3.11  Related-Party Transactions. Except as set forth in Section 3.11 of the Company Disclosure Schedule, no employee, officer or director of, or consultant to, the Company, or any member of his or her immediate family, is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (a) for payment of salary or fees (in the case of consultants) for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under the Company Option Plan). Except as set forth in Section 3.11 of the Company Disclosure Schedule, to the knowledge of the Company, none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company is Affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their respective immediate families may own stock in publicly traded companies that may compete with the Company. No member of the immediate family of any officer or director of the Company is directly or indirectly interested in any material contract with the Company. Except as may be disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any Indebtedness of any other person.

3.12  Changes. Except as reflected in the Financial Statements provided to Parent, since the date of such Financial Statements, there has not been:

(a)  Any change in the assets, liabilities, financial condition or operations of the Company from that reflected in the Financial Statements, other than changes in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(b)  Any resignation or termination of any key officers or employees of the Company;

(c)  Any material change, except in the ordinary course of business consistent with past practice, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

(d)  Any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, a Material Adverse Effect;

(e)  Any waiver by the Company of a right or of a debt owed to it;

(f)  Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company, other than advances made in the ordinary course of business consistent with past practice;

(g)  Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company, except as set forth in Section 3.12(g) of the Company Disclosure Schedule;

(h)  Any declaration or payment of any dividend or other distribution of the assets of the Company;

(i)  Any labor organization activity;

(j)  Any Indebtedness, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business consistent with past practice;

(k)  Any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company;

(l)  Any change in any material agreement to which the Company is a party, or by which it is bound, which has had, or could reasonably be expected to have, a Material Adverse Effect; or

(m)  Except as set forth in Section 3.12(m) of the Company Disclosure Schedule, to the knowledge of the Company, any other event or condition of any character that, either individually or cumulatively, has had, or could reasonably be expected to have, a Material Adverse Effect.

3.13  Compliance with Laws; Permits. The Company is not in violation of any applicable statute, rule, regulation, order, judgment, decree, writ or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties that could reasonably be expected to result in a Material Adverse Effect. The Company has all Permits necessary for the conduct of its business as now being conducted by it. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened.

3.14  Environmental, Zoning and Safety Laws. Except as set forth in Section 3.14 of the Company Disclosure Schedule, (a) neither the activities carried on by the Company at the facilities, offices or properties leased by the Company nor, to the knowledge of the Company, such facilities, offices or properties, are in material violation of any Environmental Laws, or any other zoning, health or safety law or regulation, (b) neither the Company nor, to the knowledge of the Company, any operator of its past or present properties is or has been in violation, or alleged violation, of, or has any liability or threatened liability under, any Environmental Laws, (c) none of the properties currently or formerly owned, leased or operated by the Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance, (d) the Company is not actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances, (e) the Company is not actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens), (f) the Company has all Environmental Permits, (g) the Company has always been, and continues to be, in compliance with its Environmental Permits and (h) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. Attached as Section 3.14 of the Company Disclosure Schedule are all reports and other analyses in the Company’s possession relating to the condition of the property on which the Company conducts, or has conducted, any operations.

3.15  Manufacturing and Marketing Rights. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company has not granted rights to manufacture, produce, assemble, license, market or sell its products to any other person and is not bound by any agreement that affects the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

3.16  Disclosure. The Company has provided Parent with all the information that Parent has requested for deciding whether to execute and deliver this Agreement. Neither this Agreement (including all the exhibits and schedules hereto) nor any of the other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement, to the knowledge of the Company, there is no material fact that the Company has not disclosed to Parent and of which any of its officers, directors or executive employees is aware that could reasonably be expected to result in a Material Adverse Effect on the Company or which could reasonably be expected to be material to Parent.

3.17  Registration or First Offer Rights. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company has not granted or agreed to grant any registration rights, including piggyback rights, or any right of first offer to any person.

3.18  Insurance. The Company maintains the insurance policies and binders which are set forth in Section 3.18 of the Company Disclosure Schedule. Such policies and binders are in full force and effect, and the Company has complied in all material respects with each of such insurance policies and binders (including with respect to the payment of premiums) and has not been notified by any of its insurers, and does not have any reason to believe, that such policies will not be renewed on substantially the terms currently in effect.

3.19  Employee Benefit Plans.

(a)  Identification of Plans. Except as disclosed in Section 3.19(a) of the Company Disclosure Schedule, the Company does not currently maintain or contribute to, and does not have any outstanding liability to or in respect of or obligation under, any pension, profit-sharing, deferred compensation, bonus, stock option, employment, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit or similar plan, policy, arrangement or agreement, whether formal or informal, written or oral, for the benefit of any current or former director, officer or employee of, or consultant to, the Company. Each of the arrangements set forth in Section 3.19(a) of the Company Disclosure Schedule is herein referred to as an “Employee Benefit Plan”, except that any such arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 3.19(d)(ii) and (vi) and 3.19(g) below.

(b)  Delivery of Documents. The Company has heretofore delivered to the Parent true, correct and complete copies of each Employee Benefit Plan and, with respect to each such Employee Benefit Plan, true, correct and complete copies of (i) any associated trust, custodial, insurance or service agreements, (ii) any annual report, actuarial report or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current calendar year or any of the three (3) preceding calendar years and (iii) the most recently received IRS determination letters, if any, and any governmental advisory opinions, rulings, compliance statements, closing agreements or similar materials specific to such Employee Benefit Plan.

(c)  Compliance with Terms and Law. Each Employee Benefit Plan is, and has heretofore been, maintained and operated in material compliance with the terms of such Employee Benefit Plan and in material compliance with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all applicable statutes, governmental or court orders or governmental rules or regulations in effect from time to time, including ERISA and the Code, and applicable to such Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code and each trust or other entity intended to qualify as a “voluntary employee benefit association” within the meaning of Section 501(c)(9) of the Code and associated with any Employee Benefit Plan is expressly identified as such in Section 3.19(c) of the Company Disclosure Schedule and has been determined to be so qualified by the IRS, may rely on an opinion letter issued by the IRS with respect to a standardized prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan, and, to the knowledge of the Company, nothing has occurred as to each which has resulted, or is likely to result in, the revocation or denial of such determination or which, to the knowledge of the Company, would not reasonably be expected to be resolved without such revocation or denial under the compliance resolution programs of the IRS to preserve such qualification.

(d)  Absence of Certain Events and Arrangements. Except as set forth in Section 3.19(d) of the Company Disclosure Schedule:

(i)  there is no pending or, to the knowledge of the Company, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or, to the knowledge of the Company, any fiduciary or service provider thereof, and, to the knowledge of the Company, there is no basis for any such legal action or proceeding;

(ii)  no liability (contingent or otherwise) to the PBGC or any multi-employer plan has been incurred by the Company (other than insurance premiums satisfied in due course);

(iii)  no reportable event, or event or condition which presents a material risk of termination by the PBGC has occurred with respect to any Employee Benefit Plan;

(iv)  no Employee Benefit Plan or any party in interest with respect thereof has, to the knowledge of the Company, engaged in a prohibited transaction which could subject the Company or any of its Subsidiaries directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

(v)  no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries, except to the extent required by applicable state laws and Title I, Part 6 of ERISA;

(vi)  the Company has not announced any intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan; and

(vii)  the Company has not undertaken to maintain any Employee Benefit Plan for any period of time, and each Employee Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

(e)  Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company under the terms of each such Employee Benefit Plan or applicable law, through the Closing Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Employee Benefit Plan. The current value of the assets of each Employee Benefit Plan, as of the end of the most recently ended plan year of that Employee Benefit Plan, equals or exceeds the current value of all benefits liabilities under that Employee Benefit Plan.

(f)  Effect of Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement will not, by themselves or in combination with any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Employee Benefit Plan (including any employment agreement) to any current or former director, officer or employee of, or consultant to, the Company or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer or employee of, or consultant to, the Company.

(g)  Multi-employer Plans. No Employee Benefit Plan is a multi-employer plan.

(h)  Definitions. For purposes of this Section 3.19, “multi-employer plan”, “party in interest”, “current value”, “reportable event” and “benefit liability” have the same meanings assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and “affiliate” means any entity which, under Section 414 of the Code, is treated as a single employer with the Company, determined, however, without regard to this Agreement.

3.20  FDA and Regulatory Matters.

(a)  (i) With respect to the Company Products and, to the extent applicable, products currently under development by the Company (collectively, the “Products”), (A) except as set forth on Section 3.20 of the Company Disclosure Schedule, the Company has obtained all necessary and applicable approvals, clearances, authorizations, licenses and registrations required by United States or foreign governments or government agencies, to permit the design, development, pre-clinical and clinical testing, manufacture, labeling, sale, distribution and promotion of the Products in jurisdictions where it currently conducts such activities or contemplates conducting such activities (the “Activities to Date”) with respect to each Product (collectively, the “Company Licenses”), (B) the Company is in material compliance with all terms and conditions of each Company License and with all applicable Laws pertaining to the Activities to Date with respect to each Product which is not required to be the subject of a Company License, (C) the Company is in compliance with all applicable Laws regarding registration, license, certification for each site at which a Product is manufactured, labeled, sold or distributed and (D) to the extent any Product has been exported from the United States, the Company has exported such Product in compliance in all material respects with applicable Law; (ii) all manufacturing operations performed by or on behalf of the Company have been, and are being, conducted in all material respects in compliance with the Quality Systems regulations of the FDA and, to the extent applicable to the Company, counterpart regulations in the European Union, Canada and all other countries where compliance is required; (iii) all non-clinical laboratory studies of Products under development, sponsored by the Company and intended to be used to support regulatory clearance or approval, have been and are being conducted in compliance with the FDA’s Good Laboratory Practice for Non-Clinical Studies regulations (21 CFR Part 58) in the United States and, to the extent applicable to the Company, counterpart regulations in the European Union, Canada and all other countries; and (iv) the Company is in compliance with all applicable reporting requirements for all Company Licenses or plant registrations described in clause (i) above, including, but not limited to, applicable adverse event reporting requirements in the United States and outside of the United States under applicable Law.

(b)  The Company is in compliance with all requirements of the FDA and non-United States equivalent agencies and similar state and local Laws applicable to the maintenance, compilation and filing of reports, including medical device reports, with regard to the Products. Section 3.20(b) of the Company Disclosure Schedule sets forth a list of all applicable adverse event reports related to the Products, including any Medical Device Reports (as defined in 21 CFR 803). Set forth on Section 3.20(b) of the Company Disclosure Schedule are complaint review and analysis reports of the Company through the date hereof, including information regarding complaints by product and root cause analysis of closed complaints, and such reports are correct in all material respects.

(c)  The Company has not received any written notice or other written communication from the FDA or any other Governmental Authority (i) contesting the pre-market clearance or approval of, the uses of or the labeling and promotion of any of the Products or (ii) otherwise alleging any violation of any Laws by the Company.

(d)  There have been no recalls, field notifications or seizures ordered or adverse regulatory actions taken (or, to the knowledge of the Company, threatened) by the FDA or any other Governmental Authority with respect to any of the Products, including any facilities where any such Products are produced, processed, packaged or stored, and the Company has not, within the last three (3) years, either voluntarily or at the request of any Governmental Authority, initiated or participated in a recall of any Product or provided post-sale warnings regarding any Product.

(e)  The Company has conducted, and is continuing to conduct, all of its clinical trials with reasonable care and in accordance with all applicable Laws and the stated protocols for such clinical trials.

(f)  All filings with and submissions to the FDA and any corollary entity in any other jurisdiction made by the Company with regard to the Products, whether oral, written or electronically delivered, were true, accurate and complete as of the date made and, to the extent required to be updated, as so updated, remain true, accurate and complete as of the date hereof and do not materially misstate any of the statements or information included therein or omit to state a material fact necessary to make the statements therein not misleading.

3.21  Brokers; Expenses. No finder, broker, agent or other similar intermediary has acted for or on behalf of the Company or its stockholders in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby.

3.22  Consents. Except as set forth in Section 3.22 of the Company Disclosure Schedule, no permit, approval, authorization or consent of any person (excluding Governmental Authorities) is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

3.23  Taxes.

(a)  Filing of Tax Returns and Payment of Taxes. The Company has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true, accurate and complete in all respects. All Taxes that have become due and payable by the Company have been timely paid, and the Company is not and will not be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the date of the unaudited consolidated financial statements forming part of the Financial Statements included in the Company Disclosure Schedule in an amount that exceeds the corresponding reserve therefor separately identified in Section 3.23(a) of the Company Disclosure Schedule, if any, as reflected in such Financial Statements, and any Taxes of the Company arising after such date and at or before the Effective Time have been or will be incurred in the ordinary course of the Company’s business. The Company has delivered to Parent true, correct and complete copies of all Tax Returns with respect to income Taxes filed by or with respect to it with respect to Taxable periods ended on or after December 31, 1999 (the “Delivered Tax Returns”), and has delivered or made available to the Parent all relevant documents and information with respect thereto, including without limitation work papers, records, examination reports, and statements of deficiencies proposed, assessed against or agreed to by the Company.

(b)  Deficiencies. No deficiency or adjustment in respect of Taxes has been proposed, asserted or assessed by any Taxation Authority against the Company. There are no outstanding refund claims with respect to any Tax or Tax Return of the Company.

(c)  Liens. There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company.

(d)  Extensions to Statute of Limitations for Assessment of Taxes. The Company has not consented to extend the time in which any Tax may be assessed or collected by any Taxation Authority.

(e)  Extensions of the Time for Filing Tax Returns. The Company has not requested or been granted an extension of the time for filing any Tax Return that has not yet been filed, except as described in Section 3.23(e) of the Company Disclosure Schedule.

(f)  Pending Proceedings. There is no action, suit, Taxation Authority proceeding, or audit with respect to any Tax now in progress, pending or, to the knowledge of the Company, threatened against or with respect to the Company.

(g)  No Failures to File Tax Returns. No claim has ever been made by a Taxation Authority in a jurisdiction where the Company does not pay Tax or file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(h)  Tax Attributes, Etc. Set forth in Section 3.23(h) of the Company Disclosure Schedule are the net operating loss, net capital loss, credit, minimum Tax, charitable contribution and other Tax carryforwards (by type of carryforward and expiration date, if any) of the Company. Except as set forth in Section 3.23(h) of the Company Disclosure Schedule, none of those carryforwards are presently subject to limitation under Sections 382, 383, or 384 of the Code, or the federal consolidated return regulations, or any analogous provision of foreign, state, or local Tax Law.

(i)  Elections. All elections with respect to Taxes affecting the Company that were not made in the Delivered Tax Returns are described in Section 3.23(i) of the Company Disclosure Schedule.

(j)  Membership in Affiliated Groups, Liability for Taxes of Other Persons, Etc. The Company has never been a member of any affiliated group of corporations (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary Tax Return. The Company is neither a party to, nor bound by, any Tax sharing or allocation agreement. The Company is not presently liable, nor does the Company have any potential liability, for the Taxes of another person (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor or (iii) by contract of indemnity or otherwise.

(k)  Adjustments under Section 481. The Company will not be required, as a result of a change in method of accounting for any period ending on or before or including the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar or corresponding provision or requirement under any other Tax Law) in Taxable income for any period ending on or after the Effective Time.

(l)  Withholding Taxes. The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor or other person.

(m)  Permanent Establishments and Branches Outside the United States. The Company does not have a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, and does not otherwise operate or conduct business through any branch in any country other than the United States.

(n)  U.S. Real Property Holding Corporation. The Company is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2), during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(o)  Safe Harbor Lease Property. None of the property owned or used by the Company is subject to a Tax benefit transfer lease executed in accordance with Section 168(f)(8) of the Internal Revenue Code of 1954, as amended by the Economic Recovery Tax Act of 1981.

(p)  Tax-Exempt Use Property. None of the property owned by the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(q)  Security for Tax-Exempt Obligations. None of the assets of the Company directly or indirectly secures any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code, and the Company is not directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

(r)  Parachute Payments, Etc. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Code Sections 162(m) or 280G.

(s)  Rulings. There are no outstanding rulings of, or requests for rulings by, any Taxation Authority addressed to the Company that are, or if issued would be, binding on the Company.

(t)  Divisive Transactions. The Company has never been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, pursuant to Section 355 of the Code.

(u)  Section 83(b) Elections. All persons who have purchased shares of the Company’s stock that at the time of such purchase were subject to a substantial risk of forfeiture under Section 83 of the Code have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax Laws.

3.24  Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices and the requirements, including the maintenance of an adequate system of internal controls. The minute books of the Company contain minutes of all meetings of the board of directors, of committees of directors and of stockholders since the date of incorporation of the Company and reflect all corporate actions and transactions referred to in such minutes accurately in all material respects. On the Closing Date, all such books and records shall be in the possession of the Company.

3.25  Employees. The Company has no collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company. To the Company’s knowledge and except as set forth in Section 3.25 of the Company Disclosure Schedule, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company’s knowledge, the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation. The Company has not received any notice alleging that any such violation has occurred. Except as set forth in Section 3.25 of the Company Disclosure Schedule, no employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company. The Company is not aware that any officer or key employee, or that any key group of employees, intends to terminate his, her or its employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or key group of employees.

3.26  Obligations of Management. Except as set forth in Section 3.26 of the Company Disclosure Schedule, each executive officer of the Company is currently devoting 100% of his or her business time to the conduct of the business of the Company. The Company is not aware of any officer or key employee of the Company planning to work less than full time at the Company in the future.

3.27  Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to all of its properties and assets, including the properties and assets reflected in the most recent balance sheet included in the Financial Statements, and good title to its leasehold estates, in each case, not subject to any mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from Taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of the Company or (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company are in good operating condition and repair and, subject to normal wear and tear, are reasonably fit and usable for the purposes for which they are being used. The Company is in compliance with all material terms of each lease to which it is a party or is otherwise bound.

3.28  Information Supplied. As of the time such is supplied to Parent, none of the information supplied, or to be supplied, by the Company for inclusion or incorporation by reference in any registration statement, permit application or proxy statement in connection with the issuance of Parent Common Stock pursuant to Section 1.6, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by Parent which is contained in or omitted from any of the foregoing documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as of the Agreement Date, and (except with respect to the representations and warranties in Section 4.5) as of the Closing Date, as follows, subject, in each case, to such exceptions as are specifically expressed in this Agreement:

4.1  Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Each of Parent and Merger Sub has all requisite corporate power and authority to own and operate its respective properties and assets, to execute and deliver this Agreement, to carry out the provisions of this Agreement, and to perform its respective obligations under, and carry out the provisions of, this Agreement, and to carry on its respective business as currently conducted and as currently proposed to be conducted.

4.2  Authorization; Binding Obligations; Governmental Consents.

(a)  All corporate actions on the part of Parent and Merger Sub and their respective officers, directors and stockholders, that are necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Parent and Merger Sub hereunder, have been taken. This Agreement is a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except as such enforcement may be limited by (x) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (y) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.

(b)  No consent, approval, permit, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority on the part of Parent or Merger Sub is required in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) the filing of merger documents with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws and the securities laws of any foreign country in connection with the issuance of Parent Common Stock in connection with the Merger, (iii) such filings as may be required under the HSR Act or any applicable state or foreign anti-takeover and similar laws, (iv) the approval of the Toronto Stock Exchange for the listing of the Parent Common Stock to be issued pursuant hereto and the filing of a Notification Form: Change in the Number of Shares Outstanding with The NASDAQ Stock Market, Inc., and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent and would not prevent, or materially alter or delay any of the transactions contemplated by this Agreement.

4.3  Compliance with Other Instruments. Neither the execution, delivery and performance of this Agreement nor the issuance of Parent Common Stock in connection with the Merger will (a) violate the Certificate of Incorporation or bylaws of Parent or Merger Sub, (b) breach or result in a violation of any Law applicable to Parent or Merger Sub or the transactions contemplated by this Agreement or (c) constitute a material breach of the terms, conditions, provisions of, or constitute a default under, any judgment, order, or decree of any court or arbitrator to which Parent or Merger Sub is a party or any material contract of Parent.

4.4  Brokers. Parent and Merger Sub have not incurred, nor will they incur, any liability for brokerage or finders’ fees or agents’ commissions in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

AND RELATED COVENANTS

5.1  Conduct of Business of the Company. The Company covenants and agrees that, during the period beginning on the Agreement Date and ending upon the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement, unless the Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve intact its business organization, to keep available the services of the current officers and employees of and consultants to the Company; and to preserve the current relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. Without limiting the foregoing, the Company shall not, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Parent, with it being understood that each of such clauses below shall constitute an independent obligation of the Company, not qualified by any other such clause, and shall be deemed to be cumulative:

(a)  Charter Documents. Cause or permit any amendments to the Company Certificate of Incorporation or bylaws;

(b)  Dividends; Repurchases; Changes in Capital Stock. Except as may be otherwise specifically contemplated in this Agreement, (i) declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock (other than pursuant to repurchase rights of the Company that permit the Company to repurchase securities from the holders thereof at the original purchase price therefor in connection with the termination of services of such holder as an employee of or consultant to the Company) or (iv) issue or authorize the issuance of Securities other than for the purpose of effecting a Financing;

(c)  Stock Option Plans, Warrants, Etc. Accelerate, except with respect to grants already outstanding pursuant to the existing terms thereof, amend or change the period of exercisability or vesting of options or other rights granted under the Company Option Plan, establish any new or additional stock option plan, amend the Company Option Plan (including by increasing the number of shares of Company Common Stock subject to the grant of options thereunder), grant any options, warrants or other rights to acquire shares of capital stock of the Company, including Company Common Stock or the Series A Preferred Stock;

(d)  Material Contracts. Enter into any material contract or commitment (other than as required in the ordinary course of business), or violate, amend or otherwise modify or waive (other than as required in the ordinary course of business) any of the terms of any agreements, understandings, instruments or contracts which are material to the business of the Company as currently conducted and as proposed to be conducted other than (x) contracts that are entered into in the ordinary course of business, or (y) contracts which are terminable by the Company upon less than ninety (90) days’ notice without penalty or surviving obligations. For purposes of this Section 5.1(d), the parties hereto acknowledge that any such actions with respect to any contract or commitment having a value in excess of $25,000 shall not be deemed to be in the ordinary course of business. Notwithstanding the foregoing, the Company may enter into service agreements, provided that (i) any such agreement shall be terminable by the Company within ninety (90) days after the Effective Date, (ii) any such agreement shall be entered into in good faith by the Company on commercially reasonable terms and (iii) the Company shall not enter into any such agreement which would cause the total amount required to be paid to terminate all such agreements to exceed $25,000 in the aggregate, without the prior written consent of Parent (which consent will not be unreasonably delayed or withheld);

(e)  Issuance of Securities. Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities or other instruments (including notes or other evidences of Indebtedness) convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue, any such shares or other convertible instruments or securities, other than (i) shares of Company Common Stock issuable upon conversion of shares of the Series A Preferred Stock or (ii) shares of Company Common Stock issuable upon exercise of Company Options.

(f)  Intellectual Property.

(i)  Sell, license, assign or transfer any Intellectual Property of the Company to any other person other than Parent or encumber any Intellectual Property of the Company; or

(ii)  License, or otherwise acquire, any Intellectual Property not owned by the Company or Parent from any third party on terms requiring any royalty payments or imposing other obligations on the Company (other than pursuant to “shrink-wrap” licenses for off-the-shelf software);

(g)  Marketing or Other Rights. Enter into or amend any agreement pursuant to which any other party is granted manufacturing, marketing or other development or distribution rights of any type or scope with respect to any of the Company’s products or technology, other than agreements that (i) are terminable within ninety (90) days and (ii) would not require any payment upon its termination, or enter into any agreement that would limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to operate in a specific area of business or specific geographic area after the consummation of the Merger;

(h)  Dispositions; Obligations. Except for the sale of the Company’s inventory in the ordinary course of business, sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, taken as a whole, or otherwise incur obligations that would become obligations of Parent at the Effective Time;

(i)  Indebtedness. Incur any Indebtedness (other than to Parent) for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others, provided that the Company may incur Permitted Indebtedness up to an aggregate amount of $15,000;

(j)  Leases. Enter into any operating lease with an annual commitment in excess of $15,000 or with a duration of more than one (1) year;

(k)  Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $15,000, except as otherwise expressly permitted by this Agreement;

(l)  Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(m)  Termination or Waiver. Terminate or waive any right of substantial value, other than in the ordinary course of business;

(n)  Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit, pay any special bonuses or special remuneration to any employee or director (other than pre-existing obligations) or increase the salaries, bonuses or wage rates of its employees;

(o)  Severance Arrangements. Adopt or approve any severance, bonus or benefit acceleration arrangements (whether individually or more broadly) that could be triggered after the consummation of the Merger;

(p)  Lawsuits. Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where it, in good faith, determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the Parent prior to the filing of such a suit, or (iii) with respect to this Agreement;

(q)  Acquisitions. Acquire, or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(r)  Taxes. Make or change any election in respect of Taxes, adopt or request permission of any Taxation Authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take (or permit any Subsidiary to take) any such actions with respect to any Subsidiary;

(s)  Notices. Fail to give any notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, or any applicable Governmental Authority under the Worker Adjustment and Retraining Act (the WARN Act), the National Labor Relations Act, the Code, the Consolidated Omnibus Reconciliation Act (COBRA) or other applicable law in connection with the transactions provided for in this Agreement;

(t)  Other Transactions. Merge or consolidate with any entity other than Parent, Merger Sub or an Affiliate of Parent, or liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction;

(u)  Confidentiality Agreements. Hire or retain, or continue to retain or employ, any employee or consultant having access to confidential or proprietary information of the Company unless such employee or consultant enters into, or has entered into, a proprietary information and inventions agreement with the Company in the form of Exhibit B attached hereto, or amend or otherwise modify, or grant a waiver under, any such confidentiality or proprietary information agreement with any such person;

(v)  Related Party Transactions. Enter into or be a party to any transaction with any director, officer, employee, significant Company Stockholder or family member of, or consultant to, any such person, corporation or other entity which beneficially owns 10% or more of the equity interests of the Company, or has 10% or more of the voting power attached to the shares of the capital stock of the Company;

(w)  Principal Business. Engage in any business other than the business being conducted by the Company on the Agreement Date;

(x)  Other Activities. Knowingly engage in any other activity which could reasonably be expected to impair the ability of Parent, Merger Sub or the Company to consummate the Merger;

(y)  Subsidiaries. Incorporate or otherwise acquire any Subsidiary; and

(z)  General. Authorize, commit to or agree to take, or voluntarily permit to occur, any of the foregoing actions.

5.2  Clinical Trials. From time to time and at the reasonable request of Parent, the Company shall provide Parent with updates concerning the progress of and developments in and results of the Company's clinical trials. The Company shall furnish to Parent for its review and comment, and the Company shall consult with Parent regarding, clinical trial protocols, and any modifications thereto, for any of its proposed clinical trials (the “Draft Protocols”) prior to finalizing such Draft Protocols and engaging in such clinical trials. If Parent fails to comment or respond to the Company’s Draft Protocols within thirty (30) days of their receipt, then Company shall be entitled to finalize such Draft Protocols and engage in the clinical trials thereunder after expiration of such thirty (30)-day period.

5.3  FDA Approval Matters.

(a)  The Company shall notify Parent of any material communications with the FDA or any corollary entity in any other jurisdiction, including outside of the United States of America, or any other Governmental Authority, whether written or oral, as soon as reasonably practicable, but in no event later than five (5) business days after the receipt of such communication, and within such same time period, the Company shall provide Parent with copies of any such written communications and written summaries of any such oral communications. For purposes of this Section 5.3(a), “material communications” with the FDA shall include any communications in which the FDA or any corollary entity provides feedback, comments, questions or other information to the Company which addresses, or is reasonably likely to impact, the development by the Company of the products to which such communication pertains or the timeline and prospects for approval of such products by the FDA or such corollary entity, as the case may be, whether positive or adverse.

(b)  From time to time and at the reasonable request of Parent, the Company shall provide Parent with updates concerning the progress of the Company’s regulatory filings and strategy for obtaining necessary regulatory approvals to market and sell the products of the Company. The Company shall furnish such updates to Parent for its review and comment, and Parent shall provide such comments, if any, as soon as reasonably practicable but, in no event, later than thirty (30) business days after the receipt of such request for comment. The Company shall consult with Parent regarding any material regulatory filing prior to finalizing such filings and delivering them to the relevant regulatory authorities.

5.4  Notice of Developments. Parent, on the one hand, and the Company, on the other hand, shall give prompt written notice to the other party of any material development causing, or reasonably likely to cause, a breach of any of its own representations and warranties in this Agreement.

5.5  Payment of Taxes, Etc. The Company shall timely file all of its Tax Returns as they become due (taking all timely filed proper extension requests into account), all such Tax Returns to be true, correct and complete, and the Company shall timely pay and discharge, as they become due and payable, all Taxes (other than Taxes contested in good faith by the Company in appropriate proceedings), assessments and other governmental charges or levies imposed upon it or its income or any of its property as well as all claims of any kind (including claims for labor, materials and supplies) that, if unpaid, may by law become a lien or charge upon its properties.

5.6  Board Observation Rights. The Company shall permit a representative of Parent to attend all meetings of the Company Board in a non-voting observer capacity, other than those parts of meetings of the Company Board, if any, at which a Superior Proposal will be discussed. In this respect, the Company shall give such representative copies of all notices, minutes, consents and other materials that the Company provides to members of the Company Board, except to the extent that such notices, minutes, consents and other materials relate to any Superior Proposal.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  Notices; Consents; Filings. From and after the execution and delivery of this Agreement, the Company shall use its best efforts, at the Company’s expense (which efforts and expenses shall not be deemed to require the expenditure of unreasonable resources or monies by the Company), to obtain the consents described in Section 3.22 of the Company Disclosure Schedule. In the event that the Company shall fail to obtain any third party consent necessary for the consummation of the transactions contemplated hereby, the Stockholder Representative Committee shall use commercially reasonable efforts, and take any such actions reasonably requested by Parent, to minimize any adverse effect upon the Company, the Surviving Corporation and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent; provided, however, that any such efforts used, or actions taken, by the Stockholder Representative Committee shall not abrogate or derogate from any of the rights of Parent or Merger Sub hereunder.

6.2  HSR Act. In the event that Parent or the Company reasonably determines that it is required to make a pre-merger notification filing (an “Antitrust Filing”) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or any corresponding law or regulation of any foreign Governmental Authority (a “Foreign Antitrust Filing”) with respect to the Merger and the other transactions contemplated hereby, such party shall promptly notify the other parties of such requirement, and, thereafter, each of the parties will:

(a)  as promptly as is practicable, make its required filings under the HSR Act or any laws mandating a Foreign Antitrust Filing;

(b)  as promptly as is practicable after receiving any governmental request under the HSR Act or any corresponding law or regulation of any foreign Governmental Authority for additional information, documents or other materials, use its commercially reasonable best efforts to comply with such request;

(c)  cooperate with the other parties in connection with resolving any governmental inquiry or investigation, whether domestic or foreign, relating to their respective HSR Act filings, Foreign Antitrust Filings, the Merger or any related inquiry or investigation;

(d)  promptly inform the other parties of any communication with, and any proposed understanding, agreement or undertaking with, any Governmental Authority (for greater certainty, whether domestic or foreign) relating to their respective HSR Act filings, Foreign Antitrust Filings, the Merger or any related inquiry or investigation; and

(e)  to the extent reasonably practicable, give the other parties reasonable advance notice of, and the opportunity to participate in (directly or through their representatives), any meeting or conference with any Governmental Authority (for greater certainty, whether domestic or foreign) relating to their respective HSR Act filings, Foreign Antitrust Filings, the Merger or any related inquiry or investigation.

6.3  Further Assurances.

(a)  Following the execution and delivery of this Agreement, each of Parent and the Company will:

(i)  use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the transactions contemplated hereby, including using its commercially reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities as are necessary for the consummation of the Merger and the other transactions contemplated hereby and to fulfill the conditions set forth in Article 7; provided that Parent shall not be required by Section 6.2 or this Section 6.3(a) to enter into any consent decree, hold separate orders or other arrangements that would have such an effect or, in any event, any consent decree, hold separate order or other arrangements that would require Parent or the Company to dispose of any existing assets of such party, and, in the event that Parent elects to abandon its efforts to obtain approval under the HSR Act in accordance with the terms of this Section 6.3(a), Parent shall promptly give notice of such abandonment to the Company. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable best efforts to take all such action; and

(ii)  cooperate and use its commercially reasonable best efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits the consummation of the Merger and the other transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

(b)  From the Agreement Date until the Effective Time, the Company will take all further action that is necessary or desirable to carry out the purposes of this Agreement, and the proper officers and directors of the Company shall use their commercially reasonable best efforts to take all such action and shall refrain from taking any actions which would be contrary to, inconsistent with or against, or would frustrate the essential purposes of the Merger and the other transactions contemplated by this Agreement.

6.4  Stockholder Approval. Following the execution and delivery of this Agreement, the Company will promptly solicit and obtain the approval, by written consent, of the execution and delivery by the Company of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, by Company Stockholders holding the requisite number of shares of each class of the capital stock of the Company required to approve the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby (the “Initial Stockholder Approval”). The Company shall take all other action necessary or advisable to secure the vote or consent of Company Stockholders required by Delaware Law to obtain such approval. The Company shall provide notice of the availability of dissenters’, appraisal or similar rights in compliance with Section 262 of Delaware Law at least 20 days prior to the Closing Date.

6.5  Exclusivity.

(a)  From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article 8, the Company will not, nor will it authorize or permit any of its officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to disclose the existence of these provisions, (iv) endorse or recommend any Acquisition Proposal, provided that, notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prevent the Company Board from recommending a Superior Proposal or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Superior Proposal; provided, however, that prior to the adoption of this Agreement by the required Company Stockholder vote, this Section 6.5(a) shall not prohibit the Company from furnishing non-public information regarding the Company to, entering into a confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Proposal or any offer or proposal that the Company Board reasonably determines in good faith is reasonably likely to lead to a Superior Proposal submitted by such person or group (and not withdrawn) or the Company Board from recommending that the Company Stockholders approve a Superior Proposal if (1) neither the Company nor any representative of the Company shall have violated any of the restrictions set forth in this Section 6.5, including obligations under clause (i) above, (2) the Company Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under Delaware Law, (3) prior to furnishing any such non-public information to, or entering into discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company’s intention to furnish non-public information to, or enter into discussions with, such person or group and the Company receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such person or group by or on behalf of the Company and (4) contemporaneously with furnishing any such non-public information to such person or group, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent); provided, further, that the Company shall not consummate any transaction(s) contemplated by any Superior Proposal unless and until the Company has first terminated this Agreement pursuant to Section 8.1(g) hereof. The Company will, and will cause its officers, directors, affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company shall be deemed to be a breach of this Section 6.5 by the Company.

(b)  In addition to the obligations of the Company set forth in Section 6.5(a), the Company as promptly as practicable shall advise Parent in writing of any Acquisition Proposal or of any request for non-public information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known) and the identity of the person or group making any such request, inquiry or Acquisition Proposal. The Company agrees to keep Parent informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

6.6  Reasonable Access. From and after the Agreement Date until the Effective Time or the termination of this Agreement pursuant to Article 8, whichever occurs earlier, the Company will afford to Parent and its authorized representatives, upon reasonable notice, reasonable access during normal business hours to all properties, books, records, contracts and documents of the Company as Parent and such authorized representatives may reasonably request and an opportunity to make such investigations as Parent and such authorized representatives reasonably request, and the Company will furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the affairs and businesses of the Company as they may reasonably request. All information obtained by Parent pursuant to this Section 6.6 shall be kept confidential in accordance with the Confidentiality and Non-Disclosure Agreement, dated March 30, 2006, between Parent and the Company (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.6 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.7  Public Announcements. Prior to the consummation of the Merger, Parent shall not issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without having first provided a copy of any such announcement to the Company, except as may be required by (i) Law, (ii) the SEC or any Canadian securities regulatory authorities, (iii) the Securities Act, the Exchange Act or other applicable securities laws or (iv) any listing agreement with the NASDAQ National Market System or the Toronto Stock Exchange to which the Parent is subject. Nothing herein, express or implied, shall require Parent to consult with the Company regarding a public announcement following the consummation of the Merger. The Company and the Company Stockholders shall not, without the prior written consent of Parent, issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or the other transactions contemplated hereby, except as may be required by Law.

6.8  GAAP Accounting. As soon as reasonably practicable after the Agreement Date, the Company shall use reasonable efforts to implement and maintain a standard system of accounting established and administered in accordance with GAAP and prepare its financial statements in accordance with GAAP.

6.9  Parent Efforts. After the Effective Time, Parent shall pursue the FDA Milestone diligently and shall use its best efforts and undertake all necessary tasks and activities, provided that they are commercially reasonable, in order to ensure that the FDA Milestone is attained.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1  Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of each of the following conditions:

(a)  no order, stay, decree, judgment or injunction shall have been entered, issued or enforced by any court of competent jurisdiction which prohibits the consummation of the Merger, and there shall not be any action taken by any Governmental Authority, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or substantially deprives Parent, the Company or the Participating Rights Holders of any of the anticipated benefits of the Merger or the related transactions, taken as a whole;

(b)  all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Merger in accordance with the terms hereof shall have been obtained (other than those actions or filings which, if not obtained or made prior to the consummation of the Merger, would not have a Material Adverse Effect on the Company prior to or after the Effective Time or a Material Adverse Effect on Parent after the Effective Time or be reasonably likely to subject the Company, Parent, Merger Sub, or any of their respective Subsidiaries or any of their respective officers or directors to substantial penalties or criminal liability); and

(c)  the Initial Stockholder Approval shall have been obtained.

7.2  Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by Parent, in its sole discretion, by giving written notice to the Company in compliance with Section 10.1):

(a)  the Company shall have performed all of its obligations hereunder required to be performed by it at or prior to the Effective Time and (ii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b)  each of the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects at the time originally made and shall be true and correct as of the Effective Time with the same force and effect as if such representations and warranties had been made at and as of the Effective Time and (ii) the Company shall deliver to Parent at the Closing a certificate, dated as of the Closing Date and signed by the Company’s President and Chief Executive Officer, certifying to that effect;

(c)  each of the Participating Rights Holders shall deliver to Parent at the Closing a signed certificate, dated as of the Closing Date, certifying that he, she or it (i) is experienced in evaluating and investing in securities, (ii) is able to fend for himself, herself or itself, (iii) can bear the economic risk of his, her or its investment in Parent Company Stock that he, she or it will receive as his, her or its portion of the Merger Consideration, (iv) has such knowledge and experience in financial or business matters that he, she or it is capable of evaluating the merits and risks of such investment and (v) is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act;

(d)  each of the Participating Rights Holders shall enter into a lock-up agreement with Parent, in form and substance satisfactory to Parent, acting reasonably, pursuant to which such Participating Rights Holder covenants that he, she or it will not, without the prior written consent of Parent which may be withheld in its sole discretion, offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition) any of the shares of Parent Common Stock issued to him, her or it in full or partial payment of his, her or its proportionate share of the Merger Consideration; provided that 50% of such shares shall become free of such restriction on the 180th day following the Closing Date and, provided, further, that, the balance of such shares shall become free of such restriction on the anniversary of the Closing Date;

(e)  any persons or other officers of the Company hired after the Agreement Date and responsible for oversight of any of the (i) research and development, (ii) operations, (iii) clinical and (iv) general management functions of the Company, and any replacements for such persons or officers of the Company, shall have executed and delivered non-competition agreements with Parent in form and substance satisfactory to Parent, acting reasonably;

(f)  Doug Adams shall have executed and delivered an employment agreement with Parent in form and substance reasonably satisfactory to Parent and Doug Adams, provided that the employment agreement currently in effect between Doug Adams and the Company shall be terminated immediately prior to the Effective Time, with no cash payment or other compensation being made to him thereunder as a consequence of this Agreement or the transactions contemplated hereby, including the Merger;

(g)  no Material Adverse Effect shall have occurred or been discovered by Parent since the Agreement Date;

(h)  no injunction or other decree shall have been issued by any court of competent jurisdiction prohibiting the sale of any of the Company Products by the Company or Parent on the basis of any rights held by a third party (including any rights of any third party in any Intellectual Property);

(i)  Rackemann, Sawyer & Brewster, Professional Corporation, or other legal counsel to the Company approved by Parent, in its sole discretion, will have issued a legal opinion substantially in the form attached hereto as Exhibit C;

(j)  the Company shall have delivered a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent conforming to the requirements of Treasury Regulation Section 1.1445-2(c)(3);

(k)  the Company shall have delivered to Parent and Merger Sub a certificate that sets forth the information required to be set forth on Section 3.2 of the Company Disclosure Schedule as of the Effective Time (the “Capitalization Certificate”), and the Capitalization Certificate shall be deemed to be a representation and warranty of the Company hereunder;

(l)  the Company shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the Merger under all notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises and other instruments or obligations to which it is a party;

(m)  any and all rights, warrants, options or other instruments or rights to purchase shares of capital stock of the Company, including Company Common Stock or the Series A Preferred Stock, (other than Company Options and Company Warrants, which shall be converted into the right to receive a portion of the Merger Consideration in accordance with Section 2.1) outstanding immediately prior to the Closing, whether or not exercisable, whether or not vested, and whether or not performance- based, shall have been exercised, terminated or waived, and all outstanding convertible notes shall have been cancelled or converted into capital stock of the Company;

(n)  holders of no more than 1.0% of the aggregate outstanding shares of Company Common Stock, as of the Effective Time, shall have elected to, or continue to have contingent rights to, exercise dissenters’, appraisal or similar rights under Delaware Law (or California Law, if applicable), with respect to such shares;

(o)  the Company Option Plan, and all outstanding Company Options and all agreements relating thereto, shall be terminated and no longer be of any force or effect;

(p)  the Company shall have obtained from the Trustees of Boston University an acknowledgement and agreement, in form and substance satisfactory to Parent, acting reasonably, that the Trustees of Boston University have no ownership or other claim in any of the Intellectual Property made, created or developed, on or prior to the Closing Date, under or pursuant to, or in connection with, the Incubation Agreement or the Sponsored Research Agreement;

(q)  The Company shall have obtained from Dr. Gabriel Simon a waiver, in form and substance satisfactory to Parent, acting reasonably, of any claim by Dr. Gabriel Simon under the Employment Agreement dated as of November 1, 2001 between Dr. Gabriel Simon and the Company, as amended to date, that the consummation of the transactions contemplated by this Agreement constitutes “Good Reason” as defined in such Employment Agreement; and

(r)  The Parent Common Stock to be issued hereunder shall have been conditionally approved for listing on the Toronto Stock Exchange, subject only to notice of issuance and the satisfaction of the standard filing requirements and payment of requisite filing fees.

7.3  Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or part by the Company, in its sole discretion, by giving written notice to Parent in compliance with Section 10.1) :

(a)  Parent and Merger Sub shall have performed all of their respective material obligations hereunder required to be performed by them at or prior to the Effective Time and (ii) the Company shall have received a certificate from each of Parent and Merger Sub, each signed by an executive officer of Parent or Merger Sub, as appropriate, to the foregoing effect;

(b)  each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects at the time made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties had been made at and as of the Effective Time;

(c)  Parent shall execute and deliver a registration rights agreement, in a form satisfactory to the Company and Parent, acting reasonably, pursuant to which Parent shall agree (i) to file with the SEC, within 30 days of the Closing Date, a registration statement on Form S-3 covering the resale of the shares of Parent Company Stock issued as all or a part of the Merger Consideration, (ii) to use commercially reasonable efforts to cause such registration statement to be declared by the SEC within 90 days of the Closing Date, in the event that the SEC does not conduct a review of such registration statement, and within 120 days of the Closing Date, in the event that the SEC conducts a review of such registration statement and (iii) to provide customary piggy back registration rights to the Participating Rights Holders as of and after the Effective Time;

(d)  Parent shall execute and deliver the Promissory Note; and

(e)  Torys LLP or other legal counsel to Parent and Merger Sub approved by the Company, in its sole discretion, will have issued a legal opinion substantially in the form attached hereto as Exhibit D.

ARTICLE VIII

TERMINATION

8.1  Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the Company Stockholders:

(a)  by duly authorized mutual written consent executed by each of Parent, Merger Sub and the Company;

(b)  by Parent or by the Company, if the Effective Time shall not have occurred before the thirty-first (31st) day (the “Termination Date”) after the Agreement Date; provided, however, that (i) in the event that (x) one or both of Parent and the Company (or any stockholder thereof) are required or deem it advisable to make an Antitrust Filing under the HSR Act, or under similar foreign statutes or regulations, or seek any other governmental approvals or authorizations as may be reasonably necessary in connection with the closing of the Merger, or the payment of the consideration required to be paid to the Participating Rights Holders in connection with the Merger, including any filings or notifications as may be reasonably necessary that are to be made with or to the SEC or under Delaware Law (including any filings necessary to satisfy any of the conditions set forth in Section 1.6 hereof), the Termination Date shall be delayed, without further action of the parties, until the tenth (10th) business day after the date on which any applicable waiting periods thereunder have expired or been terminated or such other approvals and authorizations are received and (ii) the right to terminate this Agreement under this Section 8.1(b) shall not be available to Parent in the event that the failure of the Effective Time to occur on or before such date arises out of or is related to Parent’s failure to fulfill any obligation under this Agreement and the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Company in the event that the failure of the Effective Time to occur on or before such date arises out of or is related to the failure by the Company or any of the Company Stockholders to fulfill any obligation under this Agreement;

(c)  automatically if there shall be any law that makes the consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(d)  by Parent, by giving written notice to the Company at any time prior to the Closing, in the event that the Company has given Parent any notice pursuant to Section 5.4, if the breach or breaches described in such notice would, individually or in the aggregate, render any condition to the Merger contained in Sections 7.1 or 7.2 hereof impossible of being satisfied;

(e)  by the Company, by giving written notice to Parent at any time prior to the Closing in the event that Parent has given the Company any notice pursuant to Section 5.4, if the breach or breaches described in such notice would, individually or in the aggregate, render any condition to the Merger contained in Sections 7.1 or 7.3 hereof impossible of being satisfied;

(f)  automatically, in the event that Parent delivers notice of abandonment of its efforts under the HSR Act in accordance with Section 6.3(a); or

(g)  by the Company, in the event that the Company Board has received a Superior Proposal prior to the adoption and approval of this Agreement and the transactions contemplated hereby by the Company Stockholders and adopts a resolution electing to terminate the Agreement under this Section 8.1(g); provided that any termination under this Section 8.1(g) shall not be effective until the Company has made payment of the fee and expenses required by Section 8.3(c).

8.2  Effect of Termination. Except as provided in Section 8.1 hereof, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers, directors or stockholders, and all rights and obligations of any party hereto shall cease, except for liabilities arising from a breach of this Agreement prior to such termination; provided that the provisions of this Article 8 and Articles 9 and 10 shall survive the termination of this Agreement for any reason.

8.3  Expenses; Termination Fee.

(a)  If the Company terminates this Agreement pursuant to Sections 8.1(b) or 8.1(e), then Parent shall pay to the Company, within one (1) business day after request by the Company (accompanied by reasonably detailed documentation to the extent reasonably requested by Parent) from time to time, all of the Company’s out-of-pocket expenses and fees incurred in connection with this Agreement and the transactions contemplated hereby (including all reasonable fees and expenses of counsel, financial advisors, accountants, experts and consultants).

(b)  If Parent terminates this Agreement pursuant to Sections 8.1(b) or 8.1(d), then the Company shall pay to Parent, within one (1) business day after request by Parent (accompanied by reasonably detailed documentation to the extent reasonably requested by the Company) from time to time, all of Parent’s out-of-pocket expenses and fees incurred in connection with this Agreement and the transactions contemplated hereby (including all reasonable fees and expenses of counsel, financial advisors, accountants, experts and consultants).

(c)  Notwithstanding anything to the contrary in Section 8.2, if the Company terminates this Agreement pursuant to Section 8.1(g), then, at the sole option of Parent, the indebtedness of the Company evidenced by the Company Promissory Note may be converted immediately into that number of Conversion Shares (as such term is defined in the Company Promissory Note) as shall be equal to 10% of the issued and outstanding capital stock of the Company on a Fully Diluted Basis (as such term is defined in the Company Promissory Note), and, upon such conversion, if any, Parent shall have all of the rights and benefits under the Company Promissory Note to which Parent would have been entitled, if and as though Parent had exercised its right of conversion pursuant to Section 3.2 of the Company Promissory Note.

ARTICLE IX

INDEMNIFICATION

9.1  Indemnification by Parent and Merger Sub. Subject to the limitations set forth in Section 9.5 hereof, from and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, will indemnify, defend, and hold harmless each of the Company Stockholders, the Participating Rights Holders and each of their respective directors, officers, employees, representatives and other Affiliates, from and against any and all Damages related to or arising out of or in connection with any breach by Parent or Merger Sub of any representation, warranty, covenant, agreement, obligation or undertaking made by Parent or Merger Sub in this Agreement (including any schedule or exhibit hereto), or any other agreement, instrument, certificate, or other document delivered by or on behalf of Parent or Merger Sub in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

9.2  Indemnification by the Participating Rights Holders. Subject to the limitations set forth in Section 9.5 hereof and the methods of payment specified in Section 9.4, by virtue of the approval of the execution and delivery by the Company of this Agreement, from and after the Effective Time, each of the Company Stockholders (regardless of whether or not such Company Stockholder has actually voted his, her or its shares of Company Common Stock or the Series A Preferred Stock in favor of the execution and delivery by the Company of this Agreement and the Merger) and the other Participating Rights Holders shall be deemed to have agreed, severally (as provided in Section 9.4 below and pro rata as set forth in Section 1.7(d)) and not jointly, to indemnify, defend and hold harmless Parent, the Surviving Corporation and their respective Affiliates, and each of their respective directors, officers, employees and representatives, from and against any and all Damages related to or arising out of or in connection with:

(a)  any breach by the Company or any Company Stockholder of any representation, warranty, covenant, agreement, obligation or undertaking made by such party in or pursuant to this Agreement, or any other agreement, instrument, certificate or other document delivered by or on behalf of the Company or any Participating Rights Holder in connection with this Agreement, the Merger or any of the other transactions contemplated hereby, including the Capitalization Certificate;

(b)  any obligation or liability of the Company to any employee, former employee or beneficiary of any Employee Benefit Plan, including those arising in connection with or by virtue of the employment up to and including the Closing Date or termination of employment of any such employee or former employee by the Company prior to the Closing Date (collectively, “Benefit Claims”);

(c)  any actual or alleged liability of the Company, the Surviving Corporation or any of their respective Affiliates for death or injury to person or property as a result of any actual or alleged defect in any product manufactured or sold by the Company at or prior to the Effective Time, or any actual or alleged warranty, recall or similar liability for any product sold by or for the Company at or prior to the Effective Time, or any statutory liability of the Company, the Surviving Corporation or any of their respective Affiliates or any liability of the Company, the Surviving Corporation or any of their respective Affiliates assessed with respect to any failure to warn arising out of products sold at or prior to the Effective Time (collectively, “Product Liability Claims”);

(d)  any liability of the Company, the Surviving Corporation or any of their respective Affiliates under any Environmental Laws relating to any occurrences at or prior to the Effective Time (collectively, “Environmental Claims”);

(e)  any of the matters described in Section 3.7 of the Company Disclosure Schedule (the “Known Claims”);

(f)  any payments made by Parent, Merger Sub or the Surviving Corporation after the Effective Time with respect to any Dissenting Shares to the extent that such payments exceed the portion of the Closing Payment Amount to which the holders of such Dissenting Shares would have been entitled had such Dissenting Shares not been Dissenting Shares, with any claims made pursuant to this Section 9.2(f) being referred to hereafter sometimes as the “Appraisal Claims”;

(g)  any costs and expenses paid or payable by the Company in connection with the preparation, negotiation, execution and delivery of this Agreement and the agreements and other documents related to this Agreement, including, without limitation, the Company Promissory Note and the Security Agreements, and the consummation of the transactions contemplated hereby and thereby (including any fees and expenses of legal counsel, financial advisors and consultants) (collectively, “Transaction Cost Claims”), but only to the extent that such fees exceed $150,000 in the aggregate;

(h)  any claim, allegation or assertion that the development, manufacture, use, marketing, distribution or sale of the Company Products (“Company Activities”) infringes or violates (either directly or indirectly such as by inducement or contribution) any Intellectual Property of any third party, provided that such claim, allegation or assertion is not a result of any action taken by Parent or the Surviving Corporation after the Effective Time that deviates materially from the Company Activities as undertaken or contemplated by the Company (wherein “contemplated” means a definitive intention to undertake) as evidenced by the written records of the Company as of the Effective Time and which action causes the Company Activities to infringe or violate any Intellectual Property of any third party (collectively “Intellectual Property Claims”);

(i)  any breach of any representation or warranty in Section 3.23 of this Agreement and (ii) to the extent not duplicative of clause (i), any actual or asserted liability for Taxes of or owed by the Company or any Subsidiary of the Company in respect of any full or partial Tax period ending on or prior to the Closing Date (claims for indemnification under this Section 9.2(i) are referred to herein as “Tax Claims”); provided that for purposes of applying this subparagraph (i), Parent and the Company shall use appropriate methods to allocate liability in respect of any Taxes of the Company or any Subsidiary of the Company attributable to any Tax period that includes but ends after the Closing Date (each, a “Straddle Period”), which appropriate methods shall include the following:

(A)  for any income Taxes or any transactional Taxes, including Taxes based on sales or revenue, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined using a closing-of-the-books method assuming that the applicable Straddle Period consists of two Taxable periods, one ending at the close of the Closing Date and one beginning at the opening of the day after the Closing Date, and

(B)  for any Taxes based on net worth, capital, intangibles, or similar items, and for any real estate Taxes or other property or tangible asset-based Taxes, the allocation of Taxes to pre- and post-Closing portions of a Straddle Period shall be determined on a per diem basis taking into account the number of days in the Straddle Period through and including the Closing Date and the number of days in the entire Straddle Period; or

(j)  any claims made by any Company Stockholder based upon any alleged breach of fiduciary or other duty by any officer, director or stockholder of the Company in connection with this Agreement or the transactions contemplated hereby, or any claims by any officer, director or stockholder of the Company to indemnification by the Company or the Surviving Corporation with respect to any such claims (collectively, “Fiduciary Duty Claims”).

9.3  Third Party Claims.

(a)  In the event that any Indemnified Party desires to make a claim against an Indemnifying Party (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third party litigation, arbitration, action, suit, proceeding, claim or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party will promptly notify the Indemnifying Party (or if the Indemnifying Party is the Company, the Company Stockholders or the Participating Rights Holders, the Stockholder Representative Committee) of such Third Party Claim and of its claims of indemnification with respect thereto; provided that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 9.3, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

(b)  The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party has received notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided, further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. In addition, in the event that the Indemnifying Party assumes the defense of any Third Party Claim in accordance with this Section 9.3(b), the limitations on recovery set forth in Section 9.5 below shall not apply to any Damages incurred by the Indemnified Party in connection with such Third Party Claim.

(c)  The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third Party Claim and (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party (including amounts deemed to be paid by the Participating Rights Holders pursuant to Section 9.4 by the withholding by Parent, if any, of the Indemnity Holdback Amount pursuant to Section 1.7(d)) and does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 9.3(b), the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

(d)  In the event the Indemnifying Party fails to assume the defense of the Third Party Claim in accordance with Section 9.3(b), (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter in to any settlement with respect to, the Third Party Claim in any manner it reasonably and in good faith may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith, provided, however, that no admission of liability shall be made under this Section 9.3(d) by an Indemnified Party on behalf of an Indemnifying Party without first consulting with, and obtaining the consent of, such Indemnifying Party, which consent will not be unreasonably conditioned, withheld or delayed by such Indemnifying Party) and (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third Party Claim to the extent subject to indemnification under this Article 9.

(e)  Notwithstanding the foregoing, Parent and the Surviving Corporation shall be responsible for the prosecution and defense of all Product Liability Claims and any claims relating to the Intellectual Property of the Company (collectively, the “Parent-Handled Claims”). Except to the extent that any such disclosure could cause a waiver of applicable attorney-client privilege, the Stockholder Representative Committee shall have the right to monitor the progress of Parent-Handled Claims, to review on a timely basis all pleadings and other filings relating thereto and to discuss with counsel to Parent and the Surviving Corporation such matters relating to Parent-Handled Claims as may be reasonably appropriate. Parent and the Surviving Corporation shall pursue in good faith, through counsel of their selection, the prosecution or defense of all Parent-Handled Claims.

(f)  Parent shall, to the extent that Parent and the Surviving Corporation are entitled to indemnification for Damages pursuant to this Article 9 and it could reasonably be expected that Parent may recover a substantial portion of the Damages relating to such Parent-Handled Claim pursuant to this Article 9, (i) provide the Stockholder Representative Committee with access to appropriate employees of Parent and the Surviving Corporation for the purpose of discussing matters relating to Parent-Handled Claims as the Stockholder Representative Committee may from time to time reasonably request and (ii) permit the Stockholder Representative Committee, upon its reasonable request, to participate in the process of any settlement or other resolution of any Parent-Handled Claims pursuant to this Article 9; provided that Parent shall be entitled to settle, control, compromise or otherwise dispose of Parent-Handled Claims in its sole discretion and without obtaining the consent of the Indemnified Party; provided, further, that no admission of liability shall be made under this Section 9.3(f) by Parent on behalf of an Indemnifying Party without first consulting with, and obtaining the consent of, such Indemnifying Party, which consent will not be unreasonably conditioned, withheld or delayed by such Indemnifying Party.

9.4  Payment of Claims. In the event of any bona fide claim for indemnification hereunder, the Indemnified Party will advise the Indemnifying Party that it is required to provide indemnification therefor in writing. With respect to liquidated claims for Damages, if within thirty (30) days the Indemnifying Party has not contested such claim in writing, the Indemnifying Party will pay the full amount thereof, subject to the limitations set forth in Section 9.5 and, except as set forth in the following sentence of this Section 9.4, within ten (10) days after the expiration of such period. In order to satisfy any indemnification obligations of the Company, the Company Stockholders and the Participating Rights Holders pursuant to this Article 9, Parent, the Surviving Corporation and their respective Affiliates (and the respective directors, officers, employees and representatives of any of them) shall have the right to recover Damages that have been incurred, or may be incurred, first from the Indemnity Holdback Amount which Parent is entitled to withhold pursuant to Section 1.7(d) and then by setting off any indemnity payments owed by Parent and the Surviving Corporation pursuant to Section 9.1. In the event that the aggregate of the Indemnity Holdback Amount which Parent is entitled to withhold pursuant to Section 1.7(d) and any indemnity payments owed by Parent and the Surviving Corporation pursuant to Section 9.1 is less than the Damages incurred by any or all of Parent, the Surviving Corporation and their respective Affiliates (and the respective directors, officers, employees and representatives of any of them), none of such Indemnified Parties shall have any further recourse to any of the Company Stockholders or the Participating Rights Holders. Notwithstanding anything to the contrary herein and for purposes of clarification, except in the case of fraud, the liability of the Company Stockholders and the Participating Rights Holders, including indemnification obligations and claims of Parent and the Surviving Corporation and any Affiliate thereof and their respective Representatives for Damages shall be limited solely to (and payable in the order set forth in the third sentence of this Section 9.4) (x) any indemnity payments owed by Parent and the Surviving Corporation pursuant to Section 9.1 and (y) the Maximum Indemnification Amount (as defined in Section 9.5(b)) and payable solely from monies in the Indemnity Holdback Amount, as adjusted downward if the FDA Milestone Payment is not made, and once any payment from the Indemnity Holdback Amount is released to the Participating Rights Holders (or the Closing Amount has been paid to the Participating Rights Holders, except in the case of fraud by the Company), Parent, the Surviving Corporation and any Affiliate thereof, and their respective Representatives, shall have no further claim to any amount under this Agreement from the Company Stockholders and the Participating Rights Holders other than Parent and Surviving Corporation offsets against indemnification payments pursuant to Section 9.1. All such recoveries from the Indemnity Holdback Amount and offsets against indemnification payments shall be made on a pro rata basis from all Participating Rights Holders in the same proportions in which they would otherwise be entitled to receive payments of the Holdback Amount or indemnification payments, except that, to the extent of any claim arising under Section 9.2(a) that was caused by a breach of any Participating Rights Holder, such recoveries shall be made severally from the Participating Rights Holder responsible for such breach and no other Participating Rights Holder shall have any liability. Any indemnification obligations of Parent or Merger Sub pursuant to this Article 9 shall be paid, at Parent’s election, (i) in cash, (ii) by issuing Parent Common Stock (each share of which shall be valued for such purpose at the Reference Market Value of Parent Common Stock as of the date of such issuance), subject to the conditions set forth in Section 1.6(b), (iii) by setting off against (i.e., reducing) any indemnification payments owed to Parent pursuant to this Article 9 or (iv) through a combination of the methods specified in clauses (i), (ii) and (iii). The parties agree that, for Tax purposes, to the greatest extent possible, the payment of any indemnity hereunder shall be treated as an adjustment to the Merger Consideration paid by Parent hereunder.

Notwithstanding anything to the contrary contained herein and except in the case of fraud, the sole and exclusive remedy of Parent, the Surviving Corporation and any Affiliate thereof in respect of any and all claims relating to this Agreement, the transactions contemplated hereby and any certificate, document or other instrument delivered pursuant to or in connection with this Agreement shall be the rights to indemnification set forth in this Article IX and to make claims against the Indemnity Holdback Amount and offsets against indemnification payments in accordance with the terms of this Agreement.

9.5  Limitations of Liability.

(a)  Threshold. No Indemnifying Party will be required to indemnify an Indemnified Party hereunder until such time as the aggregate amount of Damages for which (i) Parent, the Surviving Corporation and their respective Affiliates, and each of the directors, officers, employees or representatives, as applicable, on the one hand, or (ii) the Company, the Company Stockholders and the Participating Rights Holders and their respective directors, officers, employees or representatives, as applicable, on the other hand, are otherwise entitled to indemnification pursuant to this Agreement exceeds $150,000, at which time, the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the full amount of such Damages subject to the limitations of this Article 9. Notwithstanding anything to the contrary in this Section 9.5, the threshold limits imposed by this Section 9.5(a) shall not apply to any Damages arising out of or in connection with any breach by the Company or any Participating Rights Holders of (x) any Special Representations, (y) any Special Claims or (z) any intentional or willful breaches of this Agreement, or fraud or similar circumstances.

(b)  Maximum Liability. The parties specifically agree that, notwithstanding any provision of this Agreement to the contrary, the maximum aggregate liability of all of the Participating Rights Holders, on the one hand, and Parent and the Surviving Corporation, on the other hand, for indemnification under this Article 9, except in the case of intentional or willful breach of this Agreement, fraud or similar circumstances, will not exceed a maximum amount equal to 15% of the aggregate of the Closing Payment Amount and the Holdback Amount (the “Maximum Indemnification Amount”), which Maximum Indemnification Amount shall be reduced by 15% of $5,000,000 if the FDA Milestone Payment is not made. For purposes of this Section 9.5(b), the Closing Payment Amount shall be deemed to be a dollar amount equal to (i) 8,400,000, multiplied by the Reference Market Value on the Closing Date, and (ii) $7,000,000.

(c)  Time Limit.

(A) All representations and warranties in this Agreement shall survive the Closing and shall expire on, and no Indemnifying Party will be liable for any Damages hereunder with respect to a breach of such representations and warranties or a claim for indemnification pursuant to Section 9.2(a) unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to, the 540th day following the Closing Date; provided that Tax Claims shall survive until the earlier of (i) the second anniversary of the Closing Date and (ii) sixty (60) days after the expiration of the applicable statutes of limitations.

(B) All claims for indemnification pursuant to Sections 9.2(b), 9.2(c), 9.2(d), 9.2(e), 9.2(f), 9.2(g), 9.2(h), 9.2(i) and 9.2(j) shall survive the Closing and shall expire on, and no Indemnifying Party will be liable for any Damages hereunder with respect to any such claim for indemnification unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to, the second anniversary of the Closing Date .

9.6  Right to Bring Action; No Contribution. Notwithstanding anything in this Article 9 or elsewhere in this Agreement to the contrary, only the Stockholder Representative Committee shall have the right, power and authority to commence any action, suit or proceeding, including any arbitration proceeding, by and on behalf of any or all Participating Rights Holders against Parent or the Surviving Corporation, or any other Indemnified Party, and in no event shall any Participating Rights Holder himself, herself or itself have the right to commence any action, suit or proceeding, including any arbitration proceeding, against Parent or the Surviving Corporation, or any other Indemnified Party. Each Participating Rights Holder waives, and acknowledges and agrees that he, she or it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1  Notices. All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person or facsimile (received at the facsimile machine to which it is transmitted prior to 5 p.m., local time, on a business day for the party to which it is sent, or if received after 5 p.m., local time, as of the next business day) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.1):

if to Parent or Merger Sub:

OccuLogix, Inc.
2600 Skymark Avenue, Building 9, Suite 201
Mississauga, Ontario
L4W 5B2
Attention: Chief Executive Officer
Facsimile: 905-602-7623

with a copy to:

Torys LLP
Suite 3000, 79 Wellington Street West
Toronto-Dominion Centre
Toronto, Ontario
M5K 1N2
Attention: David A. Chaikof
Facsimile: 416-865-7380

if to the Company:

Solx, Inc.
8 Saint Mary’s Street
Boston, MA 02215
Attention: President
Telephone: 617-353-1277
Facsimile: 617-358-1933

with a copy to:

Rackemann, Sawyer & Brewster, Professional Corporation
One Financial Center
Boston, MA 02111
Attention: Jamey A. Wachta, Esq.
Telephone: 617-951-1141
Facsimile: 617-542-7437

and if to the Stockholder Representative Committee:

Doug P. Adams
Solx, Inc.
8 Saint Mary’s Street
Boston, MA 02215
Telephone: 617-353-1277
Facsimile: 617-358-1933

and:

John Sullivan
2751 Donald Ross Rd E
Sarasota, FL 34240
Telephone: 941-378-1023
Facsimile:

and:

Peter M. Adams
5562 Morningside Drive
San Jose, CA 95138
Telephone: 408-274-5943
Facsimile: 408-238-8539

10.2  Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by Parent) relating to any Acquisition Transaction.

“Acquisition Transaction” means (i) any transaction or series of related transactions other than the transactions contemplated by this Agreement involving the purchase of all or any significant portion of the capital stock or assets of the Company, (ii) any agreement to enter into a business combination with the Company, (iii) any agreement made, other than in the ordinary course of business, with regard to the Intellectual Property owned or licensed by the Company and (iv) any other extraordinary business transaction involving, or otherwise relating to, the Company or any Intellectual Property owned or licensed by the Company.

“Affiliate” means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such person. For greater certainty, until the consummation of the Merger, the Company shall not be deemed, for any purposes of this Agreement, to be an Affiliate of Parent or Merger Sub.

“California Law” means the California Corporations Code of the State of California, as amended.

“Closing Payment Amount” means 8,400,000 shares of Parent Common Stock and $7,000,000.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedule” means the schedule of disclosures and exceptions to the representations and warranties made by the Company in Article 3.

“Company Licensed Intellectual Property” means all Intellectual Property licensed to the Company by any third party.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company.

“Company Preferred Stock” means shares of the preferred stock of the Company, par value $.001 per share, including the Series A Preferred Stock.

“Company Products” means, collectively, the Titanium Sapphire Laser, the Gold Shunt and the Nanoparticles and the use thereof and any other product or process which is the subject matter of any patent or patent application owned by or licensed to the Company as of the Effective Time, each of which is sometimes referred to herein as a “Company Product”.

“Company Promissory Note” means the Convertible Unsecured Promissory Note of the Company, in the principal amount of $2,000,000, dated April 4, 2006 and granted in favor of Parent.

“Company Stockholders” means holders of shares of capital stock of the Company, including Company Common Stock and Company Preferred Stock.

“Company Warrants” means all outstanding unexercised rights, warrants or options not subject to the Company Option Plan to purchase shares of capital stock of the Company immediately prior to the Effective Time.

“Damages” means all damages, losses, costs and expenses actually incurred or suffered by a party with respect to, or relating to, an event, circumstance or state of facts. Damages shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of, or relating to, any direct or third party claims, demands, actions, causes of action, suits, litigations, arbitrations or liabilities.

“Dissenting Shares” means shares of Company Common Stock or Company Preferred Stock that are outstanding immediately prior to the Effective Time and which are held by Company Stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have exercised dissenters’ rights or rights of appraisal for such shares of Company Common Stock or Company Preferred Stock in accordance with Delaware Law (or California Law, if applicable) and who, as of the Effective Time, have not effectively withdrawn or lost such dissenters’ rights.

“Environmental Law” means any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under any federal, state or local statute, regulation, ordinance, order or decree relating to the environment, or any other zoning, health or safety law or regulation.

“Environmental Permit” means material permits, licenses and other authorizations required under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“Holdback Payment Date” means a date on which Parent pays a portion of the Holdback Payment Amount in accordance with Section 1.7.

“Incubation Agreement” means the Incubation Agreement, dated June 23, 2000, between the Trustees of Boston University and the Company, as amended.
“FDA Milestone” means the receipt by the Company, on or prior to December 31, 2007, of written notice from the FDA granting final written approvals for the marketing and sale of the Gold Shunt in the United States for the glaucoma shunting indication, which approval shall not be subject to limitations that would inhibit marketing or selling to a significant portion of the market for the approved indication.

“Financial Statements” means unaudited consolidated financial statements of the Company (including balance sheet, income statement and statement of cash flows) (i) as of the twelve months ended May 31, 2005, (ii) as of the seven months ended December 31, 2005 and (iii) as of the fiscal quarter ended March 31, 2006 and a supplemental statement for the month ended April 30, 2006, which the Company has made available to Parent and which are included in the Company Disclosure Schedule.

“Financing” means any equity financing for the account of the Company in which shares of Company Common Stock or Company Preferred Stock, or other equity securities, directly or indirectly, convertible or exercisable into or exchangeable for Company Common Stock or Company Preferred Stock, are issued.

“Fully-diluted basis” means, with respect to the number of shares of Company Common Stock outstanding as of a particular time, the sum of (i) the aggregate number of shares of Company Common Stock issued and outstanding at such time, (ii) the maximum number of shares of Company Common Stock issuable at such time upon the exercise of unexercised Company Options, Company Warrants and other options, warrants or rights to acquire shares of Company Common Stock issued and outstanding at such time (whether or not fully vested), and upon the conversion of all convertible notes or other convertible securities outstanding at such time, and (iii) the maximum number of shares of Company Common Stock issuable at such time upon the conversion of the Company Preferred Stock, including any shares of Company Preferred Stock issuable upon exercise of the options, warrants and other rights described in (ii) above.

“Fully-Diluted Common Stock Number” means the number of shares of Company Common Stock outstanding on a fully-diluted basis immediately prior to the Effective Time (including Dissenting Shares, but excluding shares of Company Common Stock and Company Preferred Stock held by the Company, if any).

“GAAP” means generally accepted accounting principles consistently applied.

“Gold Shunt” means the Company’s implantable device intended to reduce intraocular pressure in the anterior chamber of the eye.

“Governmental Authority” means any United States (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency or commission or securities exchange.

“Hazardous Substance” means (i) those substances defined in, or regulated under, the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) polychlorinated biphenyls, asbestos and radon, (v) any other contaminant and (vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Laws.

“Holdback Amount” means $13,000,000, as adjusted pursuant to Section 1.7(c).

“Indebtedness” means, as applied to any person, (i) all indebtedness for borrowed money, whether current or funded, or secured or unsecured, (ii) all indebtedness for the deferred purchase price of property or services represented by a note or other security, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such person is liable as lessee, (vi) any liability in respect of banker’s acceptances or letters of credit and (vii) all indebtedness referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above which is, directly or indirectly, guaranteed by or which such person has agreed, contingently or otherwise, to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Party” means any person entitled to seek indemnification pursuant to Article 9.

“Indemnifying Party” means any person against whom indemnification may be sought pursuant to Article 9.

“Intellectual Property” means intellectual property or proprietary rights of any description, including (i) rights in any patent, patent application (including any provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications and all foreign counterparts), copyright, industrial design, URL, domain name, trademark, service mark, logo, trade dress or trade name, (ii) related registrations and applications for registration, (iii) trade secrets, moral rights or publicity rights, (iv) inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data, whether or not patented, patentable, copyrightable or reduced to practice, including any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any (1) computer source codes (human readable format) and object codes (machine readable format), (2) specifications, (3) manufacturing, assembly, test, installation, service and inspection instructions and procedures, (4) engineering, programming, service and maintenance notes and logs, (5) technical, operating and service and maintenance manuals and data, (6) hardware reference manuals and (7) user documentation, help files or training materials and (v) goodwill related to any of the foregoing.

“IRS” means the Internal Revenue Service.

“Law” means any United States or foreign judgment, decree, order, law, license, statute, ordinance, rule or regulation.

“Material Adverse Effect” means with respect to the Company or Parent, as the case may be, any change or effect that, when taken individually or together with all other adverse changes or effects, is or is reasonably likely to be materially adverse to the business, results of operations and financial condition of the Company or Parent, as the case may be, and their respective Subsidiaries, taken as a whole.

“Merger Consideration” means the aggregate amount of the Purchase Price.

“Nanoparticles” means the Company’s chromophores used to enhance the effect of the Titanium Sapphire Laser in performing laser trabeculoplasty.

“Participating Rights Holders” means those persons (other than the holders of Dissenting Shares, the Company or Parent) who, immediately prior to the Effective Time, will be holders of Company Common Stock, Company Preferred Stock, Company Warrants or Company Options and whose interests therein, as the result of the Merger, are converted into rights to receive a portion of the Closing Payment Amount.

“PBGC” means the Pension Benefit Guaranty Corporation created pursuant to ERISA.

“Permits” means all franchises, permits, licenses and any similar authority.

“Permitted Indebtedness” means indebtedness, in an aggregate amount not to exceed $15,000, that is not secured by a lien on, and does not in any way encumber, the assets of the Company, including the Intellectual Property of the Company.

“Per Share Common Cash Closing Payment” means the dollar amount equal to the quotient obtained by dividing (x) $7,000,000 minus the Preferred Closing Cash Payment Amount, by (y) the Fully-Diluted Common Stock Number.

“Per Share Common Closing Payment” means the Per Share Common Cash Closing Payment and the Per Share Common Stock Closing Payment.

“Per Share Common Holdback Amount” means the amount equal to the quotient obtained by dividing (x) the amount of the Holdback Amount, by (y) the Fully-Diluted Common Stock Number.

“Per Share Common Stock Closing Payment” means the number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) 8,400,000 minus the Preferred Closing Stock Payment Amount, by (y) the Fully-Diluted Common Stock Number.

“Per Share Preferred Cash Closing Payment” means, with respect to each share of the Series A Preferred Stock outstanding immediately prior to the Effective Time, the cash portion of the Closing Payment Amount allocable to such share, in preference to any share of Company Common Stock pursuant to the Company Certificate of Incorporation as in effect immediately prior to the Effective Time.

“Per Share Preferred Closing Payment” means the Per Share Preferred Cash Closing Payment and the Per Share Preferred Stock Closing Payment.

“Per Share Preferred Stock Closing Payment” means, with respect to each share of the Series A Preferred Stock outstanding immediately prior to the Effective Time, the portion of the Closing Payment Amount which consists of shares of Parent Common Stock, allocable to such share of the Series A Preferred Stock, in preference to any share of Company Common Stock pursuant to the Company Certificate of Incorporation as in effect immediately prior to the Effective Time.

“Preferred Closing Cash Payment Amount” means an amount equal to the sum of all Per Share Preferred Cash Closing Payments for all outstanding shares of Series A Preferred Stock.

“Preferred Closing Stock Payment Amount” means a number of shares of Parent Common Stock equal to the sum of all Per Share Preferred Stock Closing Payments for all outstanding shares of Series A Preferred Stock.

“Purchase Price” means the Closing Payment Amount plus the Holdback Amount.

“Reference Market Value” means the average closing sale price of a share of Parent Common Stock on the NASDAQ National Market System for the fifteen (15) consecutive trading day period ending on the day immediately prior to the date on which such Reference Market Value is determined.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities” means shares of Company Common Stock and Company Preferred Stock and options, warrants, convertible notes, rights of conversion and other rights to acquire capital stock of the Company, and all shares issuable upon exercise or conversion of Company Preferred Stock, options, warrants, convertible notes, rights of conversion and other rights to acquire stock of the Company, outstanding from time to time, whether or not then currently vested, exercisable or convertible.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholder” means a holder of Securities.

“Special Claims” means any Known Claims, Appraisal Claims, Tax Claims, Fiduciary Duty Claims, Transaction Cost Claims, Intellectual Property Claims and claims relating to a breach of Special Representations.

“Special Representations” means any representations or warranties relating to the Capitalization Certificate or contained in Sections 3.2, 3.8, 3.20 or 3.27.

“Sponsored Research Agreement” means the Sponsored Research Agreement, dated August 23, 2005, between the Trustees of Boston University and the Company, relating to manufacturing research supervised by Professor Thomas Bifano.

“Stockholder Representative Committee” means the group of individuals appointed to serve as such under Section 2.5.

“Subsidiary or Subsidiaries” of any person means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the capital stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, association, trust, joint venture or other legal entity.

“Superior Proposal” means an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the Company Stockholders immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of all or substantially all of its assets; or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company, in each case, on terms that the Company Board determines, in its reasonable judgment (after consultation with a reputable financial advisor), to be more favorable to the Company Stockholders than the terms of the Merger (after taking into account all relevant factors, including all conditions to the offer, the timing of the transaction contemplated by the offer, the risk of non-consummation thereof and the need for any required governmental or other consents, filings or approvals); provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely, in the reasonable judgment of the Company Board, to be obtained by such third party on a timely basis.

“Tax” or “Taxes” (and with correlative meaning, “Taxable”) means any United States federal, state or local, or non-United States income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax, or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed, or required to be filed, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxation Authority” means any Governmental Authority having any responsibility for (i) the determination, assessment or collection or payment of any Tax or (ii) the administration, implementation or enforcement of, or compliance with, any Law relating to Tax.

“Titanium Sapphire Laser” means the Company’s flashlamp pumped laser intended for use in performing laser trabeculoplasty.

The following table sets forth certain other defined terms and the Section of the Agreement in which the meaning of each such term appears:

Section(s)
“Activities to Date”	3.20(a)
“Agreement”	Preamble
“Agreement Date”	Preamble
“Antitrust Filing”	6.2
“Appraisal Claims”	9.2(f)
“Benefit Claims”	9.2(b)
“Capitalization Certificate”	7.2(k)
“Certificates”	2.2(a)(i)
“Closing”	1.1(b)
“Closing Date”	1.1(b)
“Committee Reimbursement Amount”	1.5(b)
“Company”	Preamble
“Company Activities”	9.2(h)
“Company Board”	Preamble
“Company Certificate of Incorporation”	Preamble
“Company Common Stock”	Preamble
“Company Licenses”	3.20(a)
“Company Option”	2.1(c)
“Company Option Plan”	2.1(c)
“Confidentiality Agreement”	6.6
“Delaware Law”	Preamble
“Delivered Tax Returns”	3.23(a)
“Derivative Instruments”	2.2(a)(i)
“Effective Time”	1.1(b)
“Employee Benefit Plan”	3.19(a)
“Environmental Claims”	9.2(d)
“FDA Milestone Payment”	1.7(c)
“Fiduciary Duty Claims”	9.2(j)
“Foreign Antitrust Filing”	6.2
“HSR Act”	6.2
“Indemnity Holdback Amount”	1.7(d)
“Initial Stockholder Approval”	6.4
“Intellectual Property Claims”	9.2(h)
“Known Claims”	9.2(e)
“Maximum Indemnification Amount”	9.5(b)
“McHallam”	2.1(a)
“McHallam Additional Cash”	2.1(a)
“Merger”	Preamble
“Merger Certificate”	1.1(a)(i)
“Merger Sub”	Preamble
“Option Shares”	2.1(c)
“Parent”	Preamble
“Parent Board”	Preamble
“Parent Common Stock”	Preamble
“Parent-Handled Claims”	9.3(e)
“Promissory Note”	1.8
“Product Liability Claims”	9.2(c)
“Products”	3.20(a)
“Reallocated Shares”	2.1(a)
“Security Agreements”	1.8
“Series A Preferred Stock”	Preamble
“SRC Expenses”	2.5(c)
“Stockholders Agreement”	Preamble
“Straddle Period”	9.2(i)
“Surviving Corporation”	Preamble
“Surviving Corporation Charter”	1.3(a)
“Tax Claims”	9.2(i)
“Termination Date”	8.1(b)
“Third Party Claim”	9.3(a)
“Transaction Cost Claims”	9.2(g)

10.3  Payments. As used in each instance, in this Agreement, any and all references, of whatever kind or nature, to dollars are references to United States dollars.

10.4  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

10.5  Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights and obligations hereunder to (i) any Affiliate of Parent (provided, that no such assignment to an Affiliate shall relieve the assigning party of its obligations hereunder), and (ii) Parent may assign all of its rights and obligations hereunder to a person that acquires all of the capital stock, or substantially all of the assets, of the Company or any division or business unit of Parent responsible for the business of the Company (provided that, in the event of such an assignment, the amount of the Holdback Amount theretofore unpaid, less the amount of the Indemnity Holdback Amount permitted to be withheld pursuant to Section 1.7(b), if any, shall be paid immediately to the Participating Rights Holders and allocated among them in accordance with Section 2.1, and provided, further, that such person assumes this Agreement, in writing, and agrees to be bound by and to comply with all of the terms and conditions hereof); provided that the Company’s prior written consent shall be required in connection with any assignment pursuant to the foregoing clause (ii) if such person, at the time of such proposed assignment, is actively engaged in marketing and selling or in phase III clinical studies of a pharmaceutical treatment for glaucoma that is competitive with the Company Products and does not at such time maintain a surgical or medical device-related sales force. Notwithstanding the foregoing, a change of control of Parent shall not be deemed to be an assignment hereunder.

10.6  Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.7  Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

10.8  Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

10.9  Consent to Jurisdiction.

(a)  EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF DELAWARE AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF DELAWARE, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY DELAWARE STATE OR FEDERAL COURT SITTING IN THE CITY OF WILMINGTON. EACH OF PARENT, THE COMPANY AND MERGER SUB AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)  EACH OF PARENT, THE COMPANY AND MERGER SUB IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 10.9 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.10  Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”

10.11  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which, when executed and delivered, shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.12  Fees and Expenses. Except as provided in Section 8.3, all costs and expenses incurred in connection with this Agreement and the Merger by the Company or the Participating Rights Holders shall be paid by the Company and the Participating Rights Holders, respectively, subject to the provisions of Section 9.2(g). Except as provided in Section 8.3, all costs and expenses incurred in connection with this Agreement and the Merger by Parent or Merger Sub shall be paid by Parent.

10.13  Amendment. This Agreement may not be amended except by an instrument in writing, duly authorized by the appropriate boards of directors, signed by Parent or its designee, Merger Sub and the Company and by the Stockholder Representative Committee.

10.14  Waiver. At any time prior to the Effective Time, Parent and the Company may agree to (a) extend the time for the performance of any obligation or other act of the other (including, in the case of Parent, Merger Sub) party hereto, (b) waive any inaccuracy in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other, as the case may be, with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the members of the Stockholder Representative Committee have duly executed this Agreement as an instrument under seal as of the date first above written.

OCCULOGIX, INC.
By:	/s/ Elias Vamvakas
Name: Elias Vamvakas
Title: Chief Executive Officer
OCCULOGIX MERGECO, INC.
By:	/s/ Elais Vamvakas
Name: Elias Vamvakas
Title: President
SOLX, INC.
By:	/s/ Doug P. Adams
Name: Doug P. Adams
Title:

STOCKHOLDER REPRESENTATIVE COMMITTEE
/s/ Doug P. Adams
Doug P. Adams
/s/ John Sullivan
John Sullivan
/s/ Peter M. Adams
Peter M. Adams

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LIST OF EXHIBITS
Exhibit A	Merger Certificate
Exhibit B	Invention and Non-Disclosure Agreement
Exhibit C	Form of Legal Opinion of Rackemann, Sawyer & Brewster, Professional Corporation
Exhibit D	Form of Legal Opinion of Torys LLP